SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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GARDNER DENVER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 13, 2009

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders on Tuesday, May 5, 2009 at 1:30 p.m. (local time), at the Quincy Country Club, 2410 State Street, Quincy, Illinois 62301.

The enclosed Notice and Proxy Statement describe the business of the meeting. After the transaction of formal business, a question and answer period will follow.

We look forward to a significant vote of our Common Stock, either in person or by proxy. We are again offering three convenient ways to vote your proxy. If you are a stockholder of record, you may use the toll-free telephone number on the proxy card to vote your shares or you may vote your shares via the Internet by following the simple instructions on the proxy card. Additionally, if you prefer to vote your shares by mail, simply complete, date, sign and return your proxy card in the enclosed stamped and addressed envelope. Regardless of your method of voting, you may revoke your proxy and vote in person if you decide to attend the Annual Meeting.

If you are the beneficial owner of shares of our Common Stock held in street name, you may instruct your broker, bank or other nominee (the stockholder of record) on how to vote your shares. Your nominee has enclosed with the accompanying Proxy Statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate if Internet or telephone voting is available and, if so, will provide details regarding how to use those systems. Additionally, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the annual meeting, and you complete such legal proxy and present it to us at the annual meeting. Regardless of your method of voting, you may revoke your proxy as provided in the accompanying Proxy Statement.

We are again offering you the opportunity to access future stockholder communications (e.g., annual reports, proxy statements, related proxy materials) in a fast and efficient manner over the Internet instead of receiving such communications in print. This reduces the amount of paper delivered to you and eliminates the cost of sending these documents by mail. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. If you give your consent, in the future, we will notify you by U.S. Mail or electronic mail when stockholder materials are available over the Internet, and provide you with the Internet location where such materials are available (currently, www.ViewMaterial.com/GDI). Please refer to page 1 of this proxy statement and your proxy card for further information. If you have previously consented to electronic delivery of such documents, your consent will remain in effect until revoked, which you may do at any time by writing to our Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or our transfer agent, National City Bank, attention Shareholder Services Operations, Locator 5352, at P.O. Box 92301, Cleveland, Ohio 44101-4301. In addition, you may also request paper copies of any such communications at any time by writing to us or our transfer agent.

Your support is appreciated, and we hope that you will be able to join us at the May 5th meeting.

Cordially,

Frank J. Hansen
Chairman of the Board

GARDNER DENVER, INC.
1800 Gardner Expressway
Quincy, Illinois 62305

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

The 2009 Annual Meeting of Stockholders of Gardner Denver, Inc. (the “Company”) will be held at the Quincy Country Club, 2410 State Street, Quincy, Illinois 62301 on Tuesday, May 5, 2009 at 1:30 p.m. (local time), for the following purposes:

1. To elect Barry L. Pennypacker and Richard L. Thompson, each of whom has been nominated by the Board, to serve as directors until the Company’s annual meeting of stockholders to be held in 2012;

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009; and

3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 6, 2009 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. If you are the beneficial owner of shares of our Common Stock held in street name, you will receive a voting instruction card from your broker, bank or other nominee (the stockholder of record). The voting instruction card will indicate if Internet or telephone voting is available and, if so, will provide details regarding how to use those systems. Additionally, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker bank or other nominee giving you the right to vote the shares at the annual meeting and you complete such legal proxy and present it to us at the annual meeting. Stockholders of record may vote their proxy by completing the enclosed proxy card, calling the toll-free number indicated on the proxy card, or accessing the Internet website specified in the instructions included on the proxy card. A stockholder may revoke a proxy at any time before it is voted at the meeting by following the procedures described in the enclosed Proxy Statement. Regardless of your method of voting, you may revoke your proxy as provided in the accompanying Proxy Statement.

FOR THE BOARD OF DIRECTORS

Diana C. Toman
Secretary

Quincy, Illinois
March 13, 2009

RETURN OF PROXIES REQUESTED

To assure your representation at the meeting, please (1) sign, date and promptly mail the enclosed proxy card, for which a return envelope is provided; (2) call the toll-free number indicated on the enclosed proxy card; or (3) access the Internet website specified in the record holder instructions on the proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2009.

This Proxy Statement and our 2008 Annual Report are available at www.ViewMaterial.com/GDI.

GARDNER DENVER, INC.
1800 Gardner Expressway
Quincy, Illinois 62305

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Gardner Denver, Inc. (the “Company” or “Gardner Denver”) and will be voted in accordance with the instructions given (either in a signed proxy card or voted through the toll-free telephone or Internet procedures described below) unless such proxy is subsequently revoked. A stockholder may revoke a proxy at any time before it is voted by: (1) giving notice to the Company in writing; (2) submitting another proxy that is properly signed and later dated; or (3) voting in person at the meeting. Attendance at the meeting will not in and of itself revoke a proxy.

This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about March 20, 2009. The record date for determining the stockholders entitled to vote at the meeting was the close of business on March 6, 2009 (the “Record Date”). On the Record Date, the outstanding voting securities of the Company were 51,827,787 shares of common stock, par value $0.01 (“Common Stock”). Each share of Common Stock is entitled to one vote on each matter. A majority of the outstanding shares of Common Stock is required to establish a quorum. Abstentions and “broker non-votes” (as described below) will be considered present at the meeting for purposes of determining a quorum with respect to items brought before the meeting.

Brokers holding shares for beneficial owners must vote these shares according to specific instructions received from the owner. If specific instructions are not received, brokers may vote these shares in their discretion on certain routine matters, such as the election of directors and ratification of the independent registered public accounting firm. However, the New York Stock Exchange (the “NYSE”) rules preclude brokers from exercising their voting discretion on certain non-routine proposals. In these cases, if they have not received specific instructions from the beneficial owner, brokers may not vote on such proposals, resulting in what is known as a “broker non-vote.”

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock having voting power present at the meeting, in person or by proxy and voting thereon, is required to elect each of the nominees as a director of the Company (Item 1 on the proxy card) and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009 (Item 2 on the proxy card). For these purposes, abstentions and “broker non-votes” will not be counted as voting for or against the proposal to which it relates.

The Company is not aware of any matter that will be presented to the meeting for action on the part of the stockholders other than those stated in the notice. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares to which the proxy relates in accordance with the Board’s recommendation.

Stockholders of record may vote using the toll-free telephone number listed on the proxy card or via the Internet or they may complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities. The procedures allow stockholders to give their voting instructions and confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card. Except as described below with regard to shares held in certain employee benefit plans, if you vote by proxy card or by Internet or telephone and do not provide instructions on how to vote on any matter, the persons named as proxy holders will vote your proxy in favor of the election of each director nominee named in this Proxy Statement and in favor of the ratification of the appointment of KPMG as our independent registered public accounting firm for 2009.

Stockholders may vote by telephone or through the Internet 24 hours a day, 7 days a week. Telephone or Internet votes must be received by 11:59 p.m. Eastern Time on May 4, 2009 for all shares of Common Stock other than shares held in the Gardner Denver, Inc. Retirement Savings Plan (the “Retirement Savings Plan”) and the related Gardner Denver, Inc. Supplemental Excess Defined Contribution Plan (the “Excess Contribution Plan”). Votes by mail using the enclosed proxy card must be received on or before May 1, 2009.

Shares of Common Stock held in the Retirement Savings Plan and Excess Contribution Plan will be voted by JPMorgan Chase Bank, N.A. (“JPMorgan”), as trustee of these plans. In the case of participants in these plans, the enclosed proxy card reflects the number of equivalent shares credited to your account. Voting instructions to JPMorgan regarding your shares in the Retirement Savings Plan and Excess Contribution Plan must be received by 6:00 a.m. Eastern Time on May 1, 2009. Such voting instructions can be made in the same manner as other shares of Common Stock voted by proxy (i.e., by returning the proxy card by mail or voting by telephone or through the Internet as described above). A vote by telephone or through the Internet authorizes JPMorgan and the proxies named on the enclosed proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card. Therefore, if you vote by telephone or Internet, there is no need to return the proxy card.

After May 1, 2009, all shares of Common Stock held in the Retirement Savings Plan and Excess Contribution Plan for which voting instructions have not been received, and all shares not yet allocated to participants’ accounts, will be voted by JPMorgan, as trustee, as directed by the Company, in the same proportion (for or against) as the shares for which instructions are received from participants in these plans. If you fail to return a proxy properly signed or fail to cast your votes by telephone or via the Internet by May 1, 2009, the equivalent shares of Common Stock credited to your Retirement Savings Plan and Excess Contribution Plan accounts will be voted by JPMorgan, as trustee, as directed by the Company, in the same proportion as the shares for which instructions were received from other participants in these plans.

If you are the beneficial owner of shares of our Common Stock held in street name, you may instruct your broker, bank or other nominee on how to vote your shares. Your nominee has enclosed with the accompanying Proxy Statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate if Internet or telephone voting is available and, if so, will provide details regarding how to use those systems. Additionally, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the annual meeting, and you complete such legal proxy and present it to us at the annual meeting. Regardless of your method of voting, you may revoke your proxy as provided in the accompanying Proxy Statement.

The costs of soliciting proxies pursuant to this Proxy Statement will be paid by the Company. Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this Proxy Statement and accompanying materials to our stockholders. Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our Class A Common Stock.

The Company has retained Georgeson Inc., an independent proxy solicitation firm (“Georgeson”), to assist in soliciting proxies from stockholders. Georgeson will receive a fee of approximately $9,500 as compensation for its services and will be reimbursed for its reasonable out-of-pocket expenses. The Company has agreed to indemnify Georgeson against certain liabilities arising under the federal securities laws.

If you are a registered holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. If you give your consent, in the future, we will notify you by U.S. Mail or electronic mail when stockholder materials are available over the Internet, and provide you with the Internet location where such materials are available (currently, www.ViewMaterial.com/GDI). Please refer to your proxy card for further information. If you have previously consented to electronic delivery of such documents, your consent will remain in effect until revoked, which you may do at any time by writing to our Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or our transfer agent, National City Bank, attention Shareholder Services Operations, Locator 5352, at P.O. Box 92301, Cleveland, Ohio 44101-4301. In addition, you may also request paper copies of any such communications at any time by writing to us or our transfer agent.

To give your consent to receive such material electronically, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of your proxy card when you vote by mail.

PART I: CORPORATE GOVERNANCE

Our Corporate Governance Policy, charters of our Board of Directors (“Board”) committees, Director Independence Standards and Related Party Transactions Policy provide the framework for our corporate governance and are designed to ensure that our Company is managed for the long-term benefit of our stockholders. We routinely evaluate our corporate governance policies, standards and practices to ensure that they comply with the Securities and Exchange Commission’s (“SEC”) rules and regulations and the corporate governance listing standards of the NYSE.

Our Corporate Governance Policy, charters of our Board committees, Director Independence Standards, Related Party Transactions Policy, and Code of Ethics and Business Conduct are available on our website at www.gardnerdenver.com or in print upon any stockholder request in writing to our Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or by telephone to 217-222-5400. Information on our website does not constitute a part of this proxy statement.

Corporate Governance Policy

Our Board has adopted a policy regarding corporate governance. The objective of this policy is to help ensure that our Board maintains its independence, objectivity and effectiveness in fulfilling its responsibilities to our stockholders. The policy establishes the criteria and requirements for:

•	Selection and retention of directors;

•	Procedures and practices governing the operation and compensation of our Board; and

•	Principles under which management shall direct and operate the business of our Company and our subsidiaries.

The policy provides that the majority of our Board should be independent based on the independence standards of the NYSE with varied and complementary backgrounds. Directors may serve on the boards of directors of no more than four for-profit organizations, including our Company, and members of our Audit and Finance Committee (“Audit Committee”) may serve on the audit committees of no more than three for-profit organizations, including our Company. The policy specifies that beginning at the next regular Board meeting following a nonemployee director’s 70th birthday and each year thereafter, nonemployee directors will submit their resignation to our Nominating and Corporate Governance Committee (“Governance Committee”) who will make an evaluation and recommendation for a decision by the full Board based on the director’s contributions and the Board’s needs at the time. The Board will then determine whether to accept or reject the resignation. A nonemployee director shall retire as a director at the next regular meeting of the Board following the date he or she attains 75 years of age. A nonemployee director is also eligible to retire at the end of any elected term, or at the discretion of the Board of Directors following review by the Governance Committee. The policy also requires that at any one time, no less than 50% of the number of nonemployee directors shall be actively engaged in business as an employee, consultant, director (other than for our Company) or in a similar capacity for a minimum of 250 hours per year.

Composition of the Board of Directors

Our Board currently consists of eight directors and is divided into three classes for purposes of election. One class is elected at each annual meeting to serve for a three-year term. With the exception of our Chief Executive Officer, all of our Board members, including our Chairman of the Board, are independent as determined in accordance with the NYSE listing standards and all categorical standards described under “Director Independence” on page 8. The current composition of our Board is as follows:

NOMINEES FOR ELECTION AT THE MEETING

Terms Expiring at the 2009 Annual Meeting of Stockholders

Barry L. Pennypacker, age 48, was appointed President and Chief Executive Officer of Gardner Denver in January 2008 and as a director in February 2008. He joined the Company from Westinghouse Air Brake Technologies Corporation, a provider of technology-based equipment and services for the rail industry worldwide, where he held a series of Vice President positions with increasing responsibility from 1999 to 2008, most recently as Vice President, Group Executive. Prior to that, he was Director, Worldwide Operations for Stanley Fastening Systems, an operating unit of Stanley Works, from 1997 to 1999. Mr. Pennypacker also served in a number of senior management positions of increasing responsibility with Danaher Corporation from 1992 to 1997. He holds a B.S. degree in operations management from the Pennsylvania State University and an M.B.A. in operations research from St. Joseph’s University.

Richard L. Thompson, age 69, has been a director of Gardner Denver since November 1998. Mr. Thompson served as a Group President and Executive Office Member of Caterpillar Inc. (“Caterpillar”), a publicly held manufacturer of construction machinery and equipment, from 1995 until his retirement in June 2004. He earned a B.S. degree in electrical engineering and an M.B.A. from Stanford University and completed the Caterpillar Advanced Management Program. Mr. Thompson serves as Chairman of the Board of Directors of Lennox International, Inc., a publicly held manufacturer of HVAC and refrigeration equipment, and as a director of NiSource Inc., a publicly held electric and gas utility.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

Terms Expiring at the 2010 Annual Meeting of Stockholders

Frank J. Hansen, age 67, was appointed Chairman of the Board of Directors, in a non-executive capacity, in May 2008 and has been a director of Gardner Denver since June 1997. In addition, Mr. Hansen served as Lead Nonemployee Director from November 2002 until his appointment as Chairman of the Board in May 2008. Mr. Hansen was President and Chief Executive Officer of IDEX Corporation, a publicly held manufacturer of proprietary fluid handling and industrial products, from April 1999 until his retirement in April 2000. He was President and Chief Operating Officer from January 1998 to April 1999 and Senior Vice President and Chief Operating Officer from July 1994 until January 1998. Mr. Hansen has a B.S. degree in business administration from Portland State University.

Diane K. Schumacher, age 55, has been a director of Gardner Denver since August 2000. Ms. Schumacher served as Senior Vice President, General Counsel and Secretary of Cooper Industries, Ltd., a company engaging in the manufacture and sale of electrical products and tools (“Cooper”), from 1995 to 2003, and was Senior Vice President, General Counsel and Chief Compliance Officer until August 2006. She served as Special Counsel to the CEO of Cooper until September 2008. Ms. Schumacher is currently providing legal services to a number of non-public companies as an independent consultant. Ms. Schumacher holds a B.A. degree in economics from Southern Illinois University and a J.D. degree from DePaul University College of Law. She also completed the Harvard Advanced Management Program.

Charles L. Szews, age 52, has been a director of Gardner Denver since November 2006. In October 2007, Mr. Szews was appointed as the President and Chief Operating Officer of Oshkosh Corporation (“Oshkosh”), a specialty vehicle manufacturer. He has been a director of Oshkosh since May 2007. Previously, he served as Executive Vice President and Chief Financial Officer of Oshkosh from 1997 until his appointment and Vice President and Chief Financial Officer from 1996 to 1997. Prior to joining Oshkosh in 1996, Mr. Szews spent eight years with Fort Howard Corporation, a paper manufacturing company, holding a series of positions with increasing responsibility, most recently as Vice President and Controller. Mr. Szews also has ten years of audit experience at Ernst & Young. Mr. Szews holds a B.B.A. degree in comprehensive public accounting from the University of Wisconsin-Eau Claire and was previously a Certified Public Accountant for 28 years.

Terms Expiring at the 2011 Annual Meeting of Stockholders

Donald G. Barger, Jr., age 66, has been a director of Gardner Denver since its spin-off from Cooper in April 1994. Mr. Barger served as advisor to the CEO of YRC Worldwide Inc. (“YRCW”), a publicly held company specializing in the transportation of goods and materials, from September 2007 until his retirement in February 2008. Until September 2007, he was Executive Vice President and Chief Financial Officer of YRCW. He joined YRCW’s predecessor company, Yellow Corporation (“Yellow”), in December 2000 as Senior Vice President and Chief Financial Officer. Prior to joining Yellow, he served as Vice President and Chief Financial Officer of Hillenbrand Industries Inc. (“Hillenbrand”), a publicly held company serving the healthcare and funeral services industries, from March 1998 until December 2000. Mr. Barger was also Vice President, Chief Financial Officer of Worthington Industries, Inc., a publicly held manufacturer of metal and plastic products and processed steel products, from September 1993 until joining Hillenbrand. Mr. Barger has a B.S. degree from the United States Naval Academy and an M.B.A. from the University of Pennsylvania, Wharton School of Business. Mr. Barger is a director of Quanex Building Products Corporation, a publicly held manufacturer of engineered materials and components for the U.S. building products markets; Globe Specialty Metals, Inc., a publicly held producer of silicon metal and silicon-based specialty alloys; and Precision Aerospace Components, Inc., a publicly held provider of quality aerospace components.

Raymond R. Hipp, age 66, has been a director of Gardner Denver since November 1998. Since July 2002, Mr. Hipp has served as a strategic alternative and merger and acquisition consultant. Mr. Hipp served as Chairman, President and CEO and a Director of Alternative Resources Corporation, a provider of information technology staffing and component outsourcing, a position he held from July 1998 until his retirement in June 2002. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of telemarketing services. Mr. Hipp has a B.S. degree from Southeast Missouri State University.

David D. Petratis, age 51, has been a director of Gardner Denver since July 2004. In July 2008, Mr. Petratis was appointed Director, President and Chief Executive Officer of Quanex Building Products Corporation, a publicly held manufacturer of engineered materials and components for the U.S. building products markets. In addition to his current role at Quanex Building Products, in December 2008, he was elected to the position of Chairman. Mr. Petratis previously served as President and Chief Executive Officer of the North American Operating Division of Schneider Electric, a market-leading brand of electrical distribution and industrial control products, systems and services, from January 2004 until May 2008 and President and Chief Operating Officer from December 2002 until his promotion in January 2004. He was President of MGE Americas, a privately held manufacturer of power supplies, from 1996 through 2002. Mr. Petratis earned a B.A. degree in industrial management from the University of Northern Iowa and an M.B.A. from Pepperdine University. He has held positions on the Board of Directors of the University of California, Irvine Graduate School of Management, the California State (Fullerton) Quality Advisory Board and Project Independence, a community agency in Costa Mesa, California for the developmentally disabled. Mr. Petratis also served on the Board of Governors of National Electrical Manufacturers Association (NEMA) and the International Electrical Safety Foundation.

Retired Directors Who Served During 2008

Thomas M. McKenna, age 71, was a director of Gardner Denver since its spin-off from Cooper in April 1994 until his retirement from the Board in February 2008. Mr. McKenna served as the President of United Sugars Corporation, a marketing cooperative which is one of the nation’s largest sugar marketers to both the industrial and retail markets, from December 1998 until his retirement in December 2002. He was President and Chief Executive Officer of Moorman Manufacturing Company, a privately held manufacturer of agricultural supplies, from August 1993 until January 1998. Mr. McKenna has a B.A. degree from St. Mary’s College and an M.B.A. from Loyola University. Pursuant to our director retirement policy in effect at the time, Mr. McKenna retired from the Board of Directors at the February 2008 Board of Directors’ meeting, which was the first meeting following the date he attained 70 years of age.

Ross J. Centanni, age 63, was appointed to serve in the role of Chairman Emeritus of the Board through his retirement in January 2009. He served as Executive Chairman of the Board from January 2008 to May 2008 and Chairman of the Board from November 1998 to May 2008 and had been a member of the Board from the Company’s incorporation in November 1993. In addition, Mr. Centanni served as President and Chief Executive Officer of the Company from its incorporation in 1993 through January 2008. Prior to Gardner Denver’s spin-off from Cooper in April 1994, he was Vice President and General Manager of Gardner Denver’s predecessor, the Gardner-Denver Industrial Machinery Division, where he also served as Director of Marketing from August 1985 to June 1990. He has a B.S. degree in industrial technology and an M.B.A. degree from Louisiana State University. Mr. Centanni is a director of Denman Services, Inc., a privately held supplier of medical products. He was previously a member of the Petroleum Equipment Suppliers Association Board of Directors and a member of the Executive Committee of the International Compressed Air and Allied Machinery Committee.

Meetings of the Board of Directors

Our Board held seven meetings, including two special meetings and one strategic planning meeting, during 2008. Our nonemployee directors met in executive session without any management directors or employees five times. Mr. Hansen, our independent Chairman, presided over these meetings. In addition to our full Board meetings, directors attended meetings of the committees on which they serve. Pursuant to our Corporate Governance Policy, each director is expected to attend our annual stockholder meeting. Each director, with the exception of Mr. Centanni, attended our 2008 annual stockholder meeting and at least 75% of the Board meetings and meetings of committees of which he or she was a member.

Committees of the Board of Directors

Our Board has three standing committees composed exclusively of independent nonemployee directors: the Audit Committee, the Management Development and Compensation Committee (“Compensation Committee”) and the Governance Committee. Our Board has determined that all members of our committees are independent pursuant to NYSE listing standards and SEC guidelines and that Donald G. Barger, Jr. and Charles L. Szews are both audit committee financial experts, as that term is defined in SEC rules. Our committees have the authority to retain outside advisors to assist each committee in meeting any of their obligations, as necessary and appropriate, and to ensure that we provide appropriate funding to pay the fees and expenses of such advisors.

Committee Membership
As of December 31, 2008

	Audit	Compensation	Governance
Directors	Committee	Committee	Committee

Donald G. Barger, Jr.	✓*
Frank J. Hansen		✓	✓
Raymond R. Hipp	✓
Barry L. Pennypacker
David D. Petratis	✓
Diane K. Schumacher		✓	✓*
Charles L. Szews	✓
Richard L. Thompson		✓*	✓

*	Chairman of the Committee

The Audit and Finance Committee. Our Audit Committee, which held nine meetings during 2008, including five telephonic meetings prior to the release of earnings and regulatory filings, assists our Board (with particular emphasis on the tone at the top of our Company) in fulfilling its oversight responsibilities with respect to the integrity of our financial statements and financial information provided to stockholders and others, our compliance with legal and regulatory requirements including our compliance policies and procedures, and the effectiveness of our internal and external audit processes. The Audit Committee is directly responsible for ensuring the independence and qualifications of our Independent Registered Public Accounting Firm (sometimes referred to herein as our “independent auditor”). The committee performs these functions by: (1) overseeing our financial reporting process; (2) selecting and overseeing our independent auditor, reviewing the scope of audits performed by our independent and internal auditors, as well as the results of such audits; (3) monitoring our disclosure and internal controls; (4) overseeing our compliance program; and (5) overseeing risk assessment and management practices. As briefly described above, our Audit Committee has a charter, which is available on our website. The Audit Committee’s report is on page 11.

The Management Development and Compensation Committee. Our Compensation Committee, which held four meetings during 2008, assists our Board in fulfilling its oversight responsibilities with respect to executive selection, retention and compensation and succession planning. The committee performs this function by: (1) evaluating our executive officers’ performance, including our Chief Executive Officer, and establishing and reviewing their compensation, including incentive equity and cash compensation, and other benefits, and corporate goals relevant to executive compensation; (2) administering our equity compensation plans for all eligible employees; (3) reviewing and consulting with our Chief Executive Officer concerning the selection and performance of executive officers, management succession planning, executive performance, organizational structure and matters related thereto; and (4) the recruiting of candidates for the Chief Executive Officer in the event the position becomes vacant. As briefly described above, our Compensation Committee has a charter, which is available on our website. The Compensation Committee’s report is on page 13.

The Nominating and Corporate Governance Committee. The Governance Committee, which held four meetings during 2008, including two special meetings, assists our Board in fulfilling its oversight responsibilities with respect to the selection of director nominees for the Board, overall effectiveness of the Board and its practices and corporate governance practices and principles. The committee performs this function by: (1) reviewing and evaluating the overall effectiveness of the organization of our Board, including our Chairman of the Board, our incumbent directors, size and composition, committee membership, and the conduct of its business, and making appropriate recommendations to our Board with regard thereto; (2) establishing and reviewing director compensation; (3) reviewing criteria and process for the identification and recruitment of Board nominees and identifying, recruiting, and recommending qualified Board nominees; (4) developing, recommending and reviewing corporate governance principles applicable to our Company; and (5) reviewing and assessing related person transactions and the independence of our directors. Our Governance Committee must review with our Board, on at least an annual basis, the requisite qualifications, independence, skills and characteristics of Board candidates, Board members and our Board as a whole. As briefly described above, our Governance Committee has a charter, which is available on our website.

Independent Chairman of the Board

In May 2008, Frank J. Hansen, a non-executive, independent director, was appointed Chairman of the Board. Mr. Hansen has been an independent director of Gardner Denver since June 1997 and served as Lead Nonemployee Director from November 2002 until his appointment as Chairman of the Board.

Director Independence

Our Board has adopted categorical standards of independence for its members (“Director Independence Standards”). In accordance with NYSE and SEC rules and guidelines, our Board assesses the independence of its members from time to time. As part of this assessment, the following steps are taken:

•	Our Board reviews the standards of independence in relation to each director’s response to a detailed questionnaire that addresses the director’s background, activities and relationships;

•	Our Board reviews the commercial and other relationships, if any, between our Company and each director; and

•	Our Board determines whether or not any director has a material relationship with our Company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with our Company. In making this determination, our Board broadly considers all relevant facts and circumstances, including without limitation:

¡	the nature of the relationship;

¡	the significance of the relationship to our Company, the other organization and the individual director;

¡	whether or not the relationship is solely a business relationship in the ordinary course of our Company’s and the other organization’s businesses and does not afford the director any special benefits;

¡	any commercial, banking, consulting, legal, accounting, charitable and familial relationships; and

¡	whether the director’s affiliated company and our Company engaged in transactions which involved an aggregate amount of payments or products or services greater than $1 million or two percent of the annual consolidated gross revenues of the affiliated company.

Our Board has reviewed the commercial and other relationships between our Company and its present directors (including all of the nominees presently standing for election) and members of the directors’ immediate family. Our Board has also reviewed the commercial and other relationships between our Company and any entity of which a director or an immediate family member of a director serves as an executive officer, general partner or significant equity holder. After taking into account all relevant facts and circumstances, our Board determined that there were no material relationships, whether industrial, banking, consulting, legal, accounting, charitable or familial, which would impair the independence of any of the directors or nominees, other than Messrs. Centanni and Pennypacker, as noted below.

On the basis of this assessment and the standards for independence adopted by the NYSE and SEC, our Board determined that all of its members (including Mr. Thompson who is presently standing for election), other than Mr. Centanni, who served as our Executive Chairman until May 2008 and Chairman Emeritus of the Board of

Directors through his retirement in January 2009, and Mr. Pennypacker, our President and Chief Executive Officer, are independent. Messrs. Centanni and Pennypacker are not independent due to their employment relationship with our Company.

Relationships and Transactions

Our Governance Committee reviews and approves relationships and transactions between our Company and our directors and executive officers or their immediate family members to determine whether such persons have a direct or indirect material interest. The Governance Committee reviews all relevant facts and circumstances available and approves only those transactions with related persons that it determines in good faith to be in, or to not be inconsistent with, the best interests of our Company and our stockholders. Transactions are approved or denied in our Governance Committee’s sole discretion. Approval may be conditioned upon additional actions by our Company or the related person, including limiting the duration of the transaction or appointing a Company representative to monitor various aspects of the transaction. In approving or ratifying any transaction, the Governance Committee must determine that the transaction is fair and reasonable to our Company. We are not aware of any relationships or related transactions that require disclosure under the proxy rules and regulations promulgated by the SEC.

Our Board has adopted a policy governing the approval of related party transactions. There were no transactions reviewed under this policy nor were there any transactions considered by our Board that qualified as related person transactions in 2008.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct Policy (“Code of Ethics”), that applies to all members of our Board and all executive officers and employees of our Company. In addition, under the charter of our Audit Committee, the Chief Executive Officer and Chief Financial Officer, among others, are required to certify annually their adherence to our Code of Ethics, which is attached to the Audit Committee Charter available on our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to or waivers of our Code of Ethics mandated by our Audit Committee by posting such information on our website at www.gardnerdenver.com.

Stockholder Communication with Directors

Our Board has adopted the following procedures for stockholders to send communications to our entire Board, individual directors and/or committee chairs.

Stockholders and other interested persons seeking to communicate with our Board or any individual director should submit their written comments to our Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305. Such persons who prefer to communicate by e-mail should send their comments to CorporateSecretary@gardnerdenver.com. Our Corporate Secretary will then forward all such communications (excluding routine advertisements and business solicitations) to each member of our Board, or the applicable individual director(s) and/or committee chairperson(s). Our Chairman of the Board will receive copies of all stockholder communications, including those addressed to individual directors and/or committee chairpersons, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman of the Board. In such event, our Corporate Secretary will first consult with and receive the approval of our Audit Committee Chairperson before disclosing or otherwise discussing the communication with our Chairman of the Board.

If a stockholder communication is addressed exclusively to our nonemployee directors, our Corporate Secretary will first consult with and receive the approval of the Chairperson of our Governance Committee before disclosing or otherwise discussing the communication with directors who are members of management.

We reserve the right to screen materials sent to our directors for potential security risks and/or harassment purposes.

Stockholders also have an opportunity to communicate with our Board at our annual meeting of stockholders. Pursuant to our Corporate Governance Policy, each director is expected to attend the Annual Meeting in person and be available to address questions or concerns raised by stockholders, subject to occasional excused absences due to illness or unavoidable conflicts.

Process for Nominating Directors

When identifying and assessing candidates for Board membership, our Governance Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, our Governance Committee believes that candidates generally should, at a minimum, meet the following criteria:

•	Candidates should possess broad training, experience and a successful track record at senior policy-making levels in business, government, education, technology, accounting, law and/or administration;

•	Candidates should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of all stockholders;

•	Candidates should have an inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;

•	Candidates should possess expertise that is useful to our Company and complementary to the background and experience of other Board members; and

•	Candidates must be willing and free to commit necessary time to serve effectively as a Board member, including attendance at Board and committee meetings, as applicable.

Our Governance Committee will consider such candidates if a vacancy arises and at such other times as our Governance Committee deems necessary or appropriate. Our Governance Committee will consider stockholder recommendations for candidates for our Board, provided such candidates meet the minimum criteria stated above. Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305:

•	The stockholder’s name, number of shares of our Common Stock owned, length of period held and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his/her ability to satisfy the minimum director qualifications described above;

•	Any information relating to the candidate that is required by the rules and regulations of the NYSE and the SEC to be disclosed in the solicitation of proxies for election of directors;

•	A description of any arrangements or understandings between the stockholder and the director nominee; and

•	A signed statement from the candidate, confirming his/her willingness to serve on our Board, if appointed or elected.

Our Corporate Secretary will promptly forward such materials to the Chairperson of our Governance Committee and to our Chairman of the Board. The same criteria apply with respect to our Governance Committee’s evaluation of all candidates for membership to our Board, including candidates recommended by stockholders. However, separate procedures will apply, as provided in our Bylaws, if a stockholder wishes to submit at an annual meeting a director candidate who is not approved by our Governance Committee or our Board.

Stockholder Proposals for 2010 Annual Meeting

Stockholder proposals intended to be included in our proxy materials for the 2010 Annual Meeting of Stockholders must be received by us at our principal executive offices (Attention: Corporate Secretary) on or before November 20, 2009. Such proposals must comply with SEC regulations under Rule 14A-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in our proxy statement in accordance with the regulations governing the solicitation of proxies.

Any stockholder desiring to nominate a director or propose other business at our 2010 Annual Meeting of Stockholders without including such nomination or other business in our proxy materials for that meeting must provide timely notice to the Company of such nomination or other business in the form provided by our Bylaws. See our Bylaws for a description of the required form and content of this notice. To be timely, such notice must ordinarily be delivered to our principal executive offices (Attention: Corporate Secretary) no later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the preceding year’s annual stockholder meeting (i.e., stockholder proposals or nominations for director for inclusion in the 2010 Annual Meeting must be delivered to our principal executive offices no earlier than January 5, 2010 and no later than February 4, 2010), or such proposal will be considered untimely. However, in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting of stockholders, then such notice must be received no later than the close of business on the 90th day nor earlier than the 120th day prior to such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such annual meeting of stockholders is first made by the Company. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305.

AUDIT COMMITTEE MATTERS

Report of our Audit Committee

Management of our Company is responsible for our internal controls and the financial reporting process. KPMG LLP (“KPMG”), our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes with a particular emphasis on the tone at the top of our Company and report its findings to the Board. Our Audit Committee’s function is more fully described in its charter, which has been approved by our Board and is available at our website at www.gardnerdenver.com. Our Audit Committee reviews its charter on an annual basis.

In this context, our Audit Committee has met and held discussions with management and KPMG. Management represented to our Audit Committee that our consolidated financial statements for the fiscal year ended December 31, 2008 were prepared in accordance with U.S. generally accepted accounting principles. Our Audit Committee has reviewed and discussed the consolidated financial statements with management and with KPMG. Our Audit Committee specifically addressed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (U.S. Audit Standards AU Section 380), as adopted by the PCAOB in Rule 3200T, and SEC Regulation S-X, Rule 2-07.

KPMG also provided to our Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. As part of its review of the financial statements and the auditors’ disclosures and report, the members of our Audit Committee also discussed with KPMG its independence.

While members of our Audit Committee perform their own diligence, they are not professionally engaged in the practice of auditing or accounting and are not experts with respect to auditor independence. Therefore, they must rely substantially on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with U.S. generally accepted auditing standards, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that our auditors are in fact “independent.”

Based on its discussions with our Company’s management and our independent registered public accounting firm, and subject to the limitations on the role and responsibilities of our Audit Committee referred to above and in its charter, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the period ended December 31, 2008 for filing with the SEC.

Audit and Finance Committee
Donald G. Barger, Jr., Chairperson
Raymond R. Hipp
David D. Petratis
Charles L. Szews

The information above in the Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that our Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

Accounting Fees

Pursuant to our Audit and Finance Committee Services Approval Policy, our Audit Committee approved all the audit and non-audit services performed by KPMG. The following summarizes the aggregate fees KPMG billed our Company for services relating to the years ended December 31, 2008 and December 31, 2007.

Audit Fees. $3,946,000 (for the fiscal year ended December 31, 2008) and $3,150,000 (for the fiscal year ended December 31, 2007) for professional services rendered for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, including attestation of management’s report on internal control over financial reporting.

Audit-Related Fees. $0 (for the fiscal year ended December 31, 2008) and $0 (for the fiscal year ended December 31, 2007) for acquisition due diligence, employee benefit plan audits, and other audit services that are reasonably related to the performance of the audit or review of our financial statements, but which are not included under “Audit Fees” above.

Tax Fees. $510,000 (for the fiscal year ended December 31, 2008) and $449,000 (for the fiscal year ended December 31, 2007) for tax compliance, tax advice and tax planning services.

All Other Fees. $0 (for the fiscal year ended December 31, 2008) and $0 (for the fiscal year ended December 31, 2007) for all products and services provided by KPMG other than those described above.

Policies and Procedures for Pre-Approval of Audit and Non-Audit Services

Pursuant to the Audit Committee’s Services Approval Policy, the Audit Committee is required to approve all audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of any services does not impair the registered accounting firm’s independence. With limited exception for non-audit services under certain conditions, services require either general or specific pre-approval.

The Audit Committee has generally pre-approved audit, audit-related, tax and other services that are specifically identified in the Services Approval Policy. The Audit Committee periodically revises the list of pre-approved services specified in this policy, based on subsequent determinations. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Services that require specific approval include, but are not limited to, the annual audit services engagement terms and fees, certain tax services and non-routine or non-recurring services.

The fee levels for all pre-approved services are established periodically by the Audit Committee. Any proposed service that may exceed the pre-approved fee levels requires specific approval by the Audit Committee.

The Audit Committee does not delegate to management its responsibilities to approve services performed by the independent registered public accounting firm. However, it may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

During fiscal 2008, all services by the Company’s independent registered public accounting firm were approved by the Audit Committee in accordance with this policy.

Relationship with Independent Registered Public Accounting Firm

In accordance with its charter, our Audit Committee selected KPMG to serve as our independent registered public accounting firm and audit our consolidated financial statements for fiscal 2008. Our Audit Committee annually selects its independent registered public accounting firm for the current year in February. A representative of KPMG will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from our stockholders.

COMPENSATION COMMITTEE MATTERS

Report of our Compensation Committee

The purpose of our Compensation Committee is to assist our Board in discharging its responsibilities relating to executive selection, retention and compensation and succession planning. Our Compensation Committee’s function is more fully described in its charter, which has been approved by our Board and is available at our website at www.gardnerdenver.com. Our Compensation Committee reviews its charter on an annual basis.

In this context, our Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended.

Management Development and Compensation Committee
Richard L. Thompson, Chairperson
Frank J. Hansen
Diane K. Schumacher

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of our Company or any of our subsidiaries. In addition, none of the members of our Compensation Committee has or had any relationships with our Company or any other entity that would require disclosure under Item 404 of Regulation S-K. During fiscal 2008, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officer(s) served on our Compensation Committee or Board.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of March 6, 2009, with respect to the beneficial ownership of our Common Stock by: (a) each of our directors and director nominees; (b) each of our other “named executive officers” set forth in the Summary Compensation Table below; and (c) all of our current directors and executive officers as a group.

	Direct	Indirect	Percent of
Name of Beneficial Owners	Ownership(2),(3),(4),(5)	Ownership(6)	Class

Directors
Donald G. Barger, Jr.	32,000		*
Ross J. Centanni (former Chairman Emeritus)	481,505		*
Frank J. Hansen (Chairman of the Board)	14,000	27,580	*
Raymond R. Hipp	51,364		*
Barry L. Pennypacker (President and Chief Executive Officer)	10,000	510	*
David D. Petratis	23,000		*
Diane K. Schumacher	60,876		*
Charles L. Szews	5,000		*
Richard L. Thompson	32,000	48,400	*
Other Named Executive Officers
Helen W. Cornell	131,564	108,354	*
T. Duane Morgan	17,534	846	*
J. Dennis Shull	22,458	10,306	*
Tracy D. Pagliara (former Vice President)	31,725		*
All directors and executive officers as a group(1)	425,054	198,785	1.2%

*	Less than 1%

(1)	All directors and executive officers as a group includes only those directors and executive officers serving as of the date of this proxy statement, including executive officers not listed herein.

(2)	Each beneficial owner has sole voting and investment power with respect to all shares, except as indicated below.

(3)	Includes shares that could be acquired by the exercise of stock options granted under our Incentive Plan that are currently exercisable or exercisable within 60 days after March 6, 2009, as follows: 30,600 shares for Mr. Barger; 268,000 shares for Mr. Centanni; 12,600 shares for Mr. Hansen; 21,600 shares for Mr. Hipp; 10,000 shares for Mr. Pennypacker; 21,600 shares for Mr. Petratis; 21,600 shares for Ms. Schumacher; 3,600 shares for Mr. Szews; 30,600 shares for Mr. Thompson; 127,450 shares for Ms. Cornell; 12,534 shares for Mr. Morgan; 15,800 shares for Mr. Shull; 0 shares for Mr. Pagliara; 19,751 shares for all other executive officers not named herein; and 327,735 shares for the group.

(4)	In addition to the shares reported in this table, all nonemployee directors own phantom stock units as disclosed on page 18. Phantom stock units are included in determining whether individuals meet our stock ownership requirements.

(5)	Includes unvested shares of restricted stock granted pursuant to our Incentive Plan as to which the beneficial owner has the right to vote and receive dividends, as follows: 1,400 shares for our nonemployee directors, Messrs. Barger, Hansen, Hipp, Petratis, Szews and Thompson and Ms. Schumacher; 1,600, 1,750, and 3,050 shares for Messrs. Morgan and Shull and Ms. Cornell, respectively; and 0 shares for Messrs. Pennypacker, Centanni and Pagliara and all other executive officers not named herein. This does not include restricted stock units (“RSUs”).

(6)	Indirect ownership includes shares: (a) owned by the director, executive officer or spouse as a trustee of a trust; and (b) owned by the executive officer in our Retirement Savings Plan or Excess Contribution Plan.

Beneficial Ownership

The following table lists all persons known to be the beneficial owner of more than 5% of our outstanding Common Stock as of December 31, 2008.

	Number of	Percent of
Name and Address	Shares	Class

Royce & Associates, LLC(1)	6,371,714	12.32%
1414 Avenue of the Americas
New York, NY 10019
Barclays Global Investors, NA(2)	3,891,250	7.52%
400 Howard Street
San Francisco, CA 94105
The Vanguard Group, Inc.(3)	2,601,335	5.03%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	These shares are owned by Royce & Associates, LLC. The reporting stockholder has sole voting and dispositive power. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G/A filed with the SEC on January 26, 2009.

(2)	These shares are owned by Barclays Global Investors, NA, together with certain affiliates and subsidiaries. The reporting stockholders have sole voting power with respect to 2,799,523 shares and sole dispositive power with respect to 3,891,250 shares as follows: Barclays Global Investors, NA has sole voting power with respect to 1,877,524 shares and sole dispositive power with respect to 2,319,748 shares; Barclays Global Fund Advisors has sole voting power with respect to 742,067 shares and sole dispositive power with respect to 1,330,977 shares; Barclays Global Investors, Ltd. has sole voting power with respect to 48,576 shares and sole dispositive power with respect to 109,169 shares; Barclays Global Investors Japan Limited has sole voting power with respect to 108,443 shares and sole dispositive power with respect to 108,443 shares; Barclays Global Investors Canada Limited has sole voting power with respect to 15,972 shares and sole dispositive power with respect to 15,972 shares; and Barclays Global Investors Australia Limited has sole voting power with respect to 6,941 shares and sole dispositive power with respect to 6,941 shares. Information relating to these reporting stockholders is based on the stockholder’s Schedule 13G filed with the SEC on February 5, 2009.

(3)	These shares are owned by The Vanguard Group, Inc. The reporting stockholder has sole voting power with respect to 24,856 shares and sole dispositive power with respect to 2,601,335 shares. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G filed with the SEC on February 13, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of our Company. Our insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16(a) forms on their behalf. We believe that all reports required to be filed by insiders during the fiscal year ended December 31, 2008, were filed in a timely manner and were accurate in all material respects.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2008.

Number of
	Securities to be		Number of
	Issued Upon	Weighted-Average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights(1)	and Rights	Compensation Plans(2)

Equity compensation plans approved by security holders	1,410,003	$27.99	2,074,947
Equity compensation plans not approved by security holders	—	—	—
Total	1,410,003	$27.99	2,074,947

(1)	Includes 1,337,159 shares of Common Stock to be issued upon the exercise of outstanding stock options and 72,844 shares of Common Stock to be issued upon the vesting of RSUs outstanding granted under our Incentive Plan.

(2)	Excludes the number of securities to be issued upon the exercise of outstanding options, warrants and rights.

PART II: PROPOSALS TO BE VOTED ON AT THE 2009 ANNUAL MEETING

PROPOSAL I — ELECTION OF DIRECTORS

For election as directors at the Annual Meeting of Stockholders to be held on May 5, 2009, our Board has approved the nominations of Barry L. Pennypacker and Richard L. Thompson, who are currently directors, to serve for three-year terms expiring in 2012. Our Board believes Messrs. Pennypacker and Thompson are experienced, well-qualified incumbent directors who have the expertise to direct and manage our business and will continue to represent the long-term interests of our stockholders. Biographical information on each of these nominees is set forth above on page 4. Proxies received in response to the Board’s solicitation will be voted FOR the election of each of these director nominees if no specific instructions are included for Item 1, except for shares held in the Retirement Savings Plan and Excess Contribution Plan which shall be voted as set forth in the accompanying proxy card. See also “General Information.”

Each of the nominees has agreed to be named in this proxy statement and serve as a director of the Company, if elected. If any one of the nominees becomes unavailable or unwilling to stand for election or serve as a director before the Annual Meeting, the accompanying proxy will be voted for the election of such person, if any, as shall be recommended by the Board, or will be voted in favor of holding a vacancy to be filled by the directors. The Company has no reason to believe that any nominee will be unavailable or unwilling to stand for election or serve as a director.

The Board of Directors believes that the election of these director nominees is in the best interests of the stockholders and, accordingly, recommends a vote FOR election of these nominees, which is Item 1 on the proxy card.

PROPOSAL II — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our Independent Registered Public Accounting Firm to examine our consolidated financial statements for the 2009 fiscal year. Although our Bylaws do not require ratification of the Audit Committee’s appointment of KPMG as our Independent Registered Public Accounting Firm for the 2009 fiscal year, the Board seeks ratification from our stockholders for the appointment of KPMG as a matter of corporate governance.

KPMG has been our independent auditor since 2002 and no relationship exists other than the usual relationship between auditor and client. A representative of KPMG will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders. If KPMG’s appointment is not ratified by our stockholders, the Audit Committee will consider whether it is appropriate to select another public accounting firm for the 2010 fiscal year. Additionally, even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2009 fiscal year if it determines that such a change would be in the best interests of our Company and stockholders.

The Board of Directors believes that the ratification of KPMG LLP as our independent registered public accounting firm is in the best interests of the stockholders and, accordingly, recommends a vote FOR this proposal, which is Item 2 on the proxy card.

PART III: COMPENSATION MATTERS

COMPENSATION OF DIRECTORS

Our Governance Committee annually reviews and establishes the compensation of our nonemployee directors and makes a recommendation to our Board for final approval. In 2006, our Governance Committee retained Hewitt Associates, LLC, an independent compensation consultant, (“Hewitt”) to evaluate the appropriateness of our nonemployee directors’ compensation plan, including the mix of annual cash and equity compensation to ensure that our program compensates our nonemployee directors for the increased level of responsibility our Board has assumed in today’s corporate governance environment and to remain competitive relative to our custom peer group (as further discussed in the Compensation Discussion and Analysis section of this proxy statement). Our current nonemployee director compensation, except for the additional annual retainer for the Chairman of the Board, has been in effect since May 2007 and includes the following compensation elements:

Additional
Annual
Retainer for
			Each		Committee
	Additional	Additional	of the		and	Teleconference
	Annual	Annual	Compensation	Regular	Special	Meeting
Annual	Retainer for	Retainer for	and	Board	Board	Fees	Annual
Retainer	Chairman	Audit	Governance	Meeting	Meeting	(Lasting More	Phantom	Annual	Annual
for Board	of the	Committee	Committee	Fees (per	Fees (per	than	Stock	Option	RSUs
Members only(1)	Board(1),(2)	Chair(1)	Chairs(1)	Meeting)	Meeting)	45 Minutes)	Award(3)	Award(4)	Award(5)

$40,000	$125,000	$7,500	$5,000	$1,250	$1,000	$500	$7,000	$46,000	$46,000

(1)	All retainers are payable in quarterly installments following the quarterly Board meeting. Annually, directors are afforded the opportunity to elect to defer all or a portion of their annual director’s fees under our Phantom Stock Plan and have such amount credited on a quarterly basis as phantom stock units.

(2)	Our independent Chairman of the Board began receiving the additional annual retainer of $125,000 beginning in July 2008. Prior to that, he received an additional annual retainer of $7,500 as our Lead Nonemployee Director through May 2008.

(3)	Phantom stock units are credited in equal quarterly amounts divided by the average closing price per share of our Common Stock during the 30 trading days immediately preceding (but not including) the last business day of such fiscal quarter as reported on the composite tape of the NYSE. If we were to pay dividends, dividend equivalents for such phantom stock units would be credited to each nonemployee director’s account on the dividend record date.

(4)	Options are granted annually on the day following the Annual Meeting of Stockholders and are valued at approximately $46,000, which is calculated using the Black-Scholes methodology, with the number of options rounded to an even number.

(5)	RSUs are granted on the day following the Annual Meeting of Stockholders and are valued at approximately $46,000, with the number of RSUs rounded to an even number.

Phantom Stock Plan

Our Phantom Stock Plan for nonemployee directors, which is an unfunded plan, was established to more closely align the interests of our nonemployee directors with our stockholders by increasing each nonemployee director’s proprietary interest in our Company by awarding such directors phantom stock units. Under our Phantom Stock Plan, we credit the equivalent of $7,000 annually, in equal quarterly amounts, to the phantom stock unit account of each nonemployee director. Each phantom stock unit is equal to the right to receive the fair market value of one share of our Common Stock. Phantom stock units are credited in equal quarterly amounts divided by the average closing price per share of our Common Stock during the 30 trading days immediately preceding (but not including) the last business day of such fiscal quarter as reported on the composite tape of the NYSE. Each nonemployee director may also elect to defer all or a portion of his or her annual director’s fees under the Phantom Stock Plan and have such amount credited on a quarterly basis as phantom stock units, based on the average closing price per share of our Common Stock during the 30 trading days immediately preceding (but not including) the last business day of such fiscal quarter as reported on the composite tape of the NYSE. If we were to pay dividends, dividend equivalents would be credited to each nonemployee director’s account on the dividend record date.

The fair market value of a director’s account will be distributed as a cash payment to the director, or his or her beneficiary, on the first business day of the month following the month in which the director ceases to be a director for any reason. Alternatively, a director may elect to have the fair market value of his or her account distributed in twelve or fewer equal monthly installments, or in a single payment on a predetermined date within one year after he or she ceases to be a director, but without interest on the deferred payments. The fair market value of a director’s account is determined by reference to the average closing price per share for our Common Stock during the 30 trading days immediately preceding the date the director ceases to be a director. The following table summarizes the aggregate number of phantom stock units credited to each nonemployee director as of March 6, 2009.

	Phantom Stock
Name	Units

Donald G. Barger, Jr.	15,604
Frank J. Hansen	5,397
Raymond R. Hipp	8,748
Thomas M. McKenna	0	*
David D. Petratis	8,512
Diane K. Schumacher	3,721
Charles L. Szews	3,375
Richard L. Thompson	15,780

Total	61,137

*	Prior to his retirement on February 19, 2008, Mr. McKenna owned 34,788 phantom stock units. Pursuant to our Phantom Stock Plan, the value of the phantom stock units were distributed to Mr. McKenna on March 3, 2008, the first business day of the month following his retirement.

Long-Term Incentive Plan

Pursuant to the Gardner Denver, Inc. Amended and Restated Long-Term Incentive Plan (the “Incentive Plan”), for 2008, each nonemployee director received equity incentives consisting of 2,800 stock options and 1,000 shares of RSUs, on the day following the 2008 Annual Stockholders Meeting.

Stock options granted to our nonemployee directors in 2008 were granted at the closing price of our Common Stock on the date of grant, become exercisable on the first anniversary of the date of grant and terminate upon the expiration of five years from such date. If a person ceases to be a nonemployee director by virtue of disability or retirement, after having completed at least one three-year term, outstanding options generally remain exercisable for a period of five years but not later than the expiration date of the options. If a person ceases to be a nonemployee director by virtue of death or dies during the five-year exercise period after disability or retirement described above, outstanding options generally remain exercisable for a period of one year but not later than the expiration date of the options. If a nonemployee director’s service terminates for any other reason, options not then exercisable are canceled and options that are exercisable may be exercised at any time within ninety days after such termination but not later than the expiration date of the options.

The RSUs granted to our nonemployee directors vest three years from the date of grant provided the nonemployee director continues to serve as a member of our Board on such date, and has continuously served on our Board since the date of grant. Because holders of RSUs have no ownership rights, they do not have voting or dividend rights. All of the shares of restricted stock, which have similar vesting requirements as RSUs, and RSUs which have not previously become transferable by the director shall be forfeited on the date on which the director’s service to our Company terminates. If a person ceases to be a nonemployee director by virtue of death, disability or retirement, the restricted stock and RSUs will vest immediately and become free of all transfer restrictions.

Upon the occurrence of a change of control, as defined in the Incentive Plan, options granted to nonemployee directors will be canceled in exchange for a cash payment equal to the appreciation in value of the options over their respective exercise price. Additionally, upon the occurrence of a change of control, as defined in the Incentive Plan, options, restricted stock and RSUs will be deemed fully vested. For a further description of the change in control provision under the Incentive Plan, please see the “Potential Payments Upon Termination or Change in Control” discussion beginning on page 45.

2009 Nonemployee Director Compensation

In February 2009, the Governance Committee reviewed our nonemployee director compensation program and determined that it was appropriate to retain the 2008 compensation levels for 2009, the details of which are discussed above.

2008 DIRECTOR COMPENSATION TABLE

The following table presents compensation earned by each nonemployee member of our Board of Directors for 2008. Compensation information for Messrs. Pennypacker and Centanni is contained in the Summary Compensation Table on page 36. In addition, see Named Executive Officers Whose Employment Ended in 2008 and on January 2009 on page 50 for further discussion of certain compensation to be paid to Mr. Centanni in connection with his retirement.

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards
Name	(1),(2)	(3),(4)	(5)	Total

Donald G. Barger, Jr.	$63,000	$35,531	$39,897	$138,428
Frank J. Hansen	$122,250	$35,531	$39,897	$197,678
Raymond R. Hipp	$55,500	$35,531	$39,897	$130,928
Thomas M. McKenna	$13,750	$0	$0	$13,750
David D. Petratis	$52,250	$35,531	$39,897	$127,678
Diane K. Schumacher	$61,000	$35,531	$39,897	$136,428
Charles L. Szews	$55,500	$35,531	$39,897	$130,928
Richard L. Thompson	$61,000	$49,515	$39,897	$150,412

(1)	Each nonemployee director received an annual retainer of $40,000. Additionally, nonemployee directors received meeting attendance fees of $1,250 per Board meeting and $1,000 per committee meeting. Members of our Audit Committee received a $500 attendance fee for each quarterly earnings and SEC disclosure teleconference call meeting. The Chair of our Audit Committee received an additional annual retainer of $7,500, and the Chairs of our Compensation Committee and Governance Committee received an additional annual retainer of $5,000. Mr. Hansen, in his capacity as Lead Nonemployee Director, received one-quarter of his annual retainer of $7,500 for the February and May Board meetings, respectively. In his capacity as Chairman of the Board, Mr. Hansen received one-quarter of his annual retainer of $125,000 in July and November 2008, respectively.

(2)	This amount includes annual director fees that were deferred into our Phantom Stock Plan. Messrs. Barger, Hipp, Petratis, Szews and Thompson deferred $63,000, $5,000, $52,250, $55,500 and $13,000, respectively.

(3)	The amounts listed are equal to the compensation expense recognized during 2008 for financial statement purposes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R) “Share-based Payments”, except no assumptions for forfeitures were included. These amounts reflect compensation expense recognized in 2008 relating to awards of phantom stock units, restricted stock and RSUs. See Note 15 “Stock-based Compensation Plans” of the consolidated financial statements in our Annual Report for the year ended December 31, 2008, regarding assumptions underlying valuation of equity awards. Each nonemployee director serving on the Board following the Annual Meeting of Stockholders was granted 1,000 shares of RSUs, with a fair market value of $48.84 per share on May 7, 2008 and 1,400 shares of restricted stock on May 2, 2007 with a fair market value of $38.32 per share. Both the RSUs and restricted stock vest at the end of the three-year period provided the director is serving on our Board at the time of vesting. Mr. McKenna received the restricted stock award in May 2007 but was not serving on our Board on May 7, 2008. Due to the vesting schedule, we recorded compensation expense pertaining to each of these grants during 2008. Each nonemployee director, except Mr. McKenna, was granted $7,000 in 2008 for our Phantom Stock Plan which was credited to their account. In addition to the annual grant, the directors referenced in footnote (2) also deferred a portion of their annual fees earned into their Phantom Stock account.

(4)	Due to the retirement of Mr. McKenna in February 2008 and because of the proximity of the age of Mr. Thompson to our Board’s mandatory retirement age on the grant date, we are required pursuant to SFAS 123(R) to recognize the compensation cost of their restricted stock and RSUs in a shorter period of time instead of ratably over the three-year vesting period. The Company did not recognize any expense for Mr. McKenna in 2008 as the 2007 grants were fully expensed in 2007. The compensation reported reflects this treatment.

(5)	The amounts listed are equal to the compensation expense recognized during 2008 for financial statement purposes in accordance with FAS 123(R), except no assumptions for forfeitures were included. These amounts reflect compensation expense recognized in 2008 relating to stock option awards. See Note 15 “Stock-based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, regarding assumptions underlying valuation of equity awards. Each nonemployee director was granted 2,800 options with an exercise price of $48.84 on May 7, 2008 and 3,600 options with an exercise price of $38.32 on May 2, 2007. Due to the vesting schedule, we recorded compensation expense pertaining to each of these grants during 2008. The grant date fair value for the options granted in 2008 was $14.23 and in 2007 was $11.51 for the options granted in 2007, as computed in accordance with FAS 123(R), except no assumptions for forfeitures were included.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END OWNED BY
NONEMPLOYEE DIRECTORS

Our nonemployee directors have been previously granted equity awards in the form of stock options, restricted stock and RSUs pursuant to our Incentive Plan. The following table presents information regarding outstanding stock options, restricted stock and RSUs as of December 31, 2008.

	Option Awards					Stock Awards
								Market
							Number	Value
							of Shares	of Shares
		Number of	Number of				or Units	or Units
		Securities	Securities				of Stock	of Stock
		Underlying	Underlying				That	That
		Unexercised	Unexercised	Option	Option		Have Not	Have Not
		Options (#)	Options (#)	Exercise	Expiration	Grant	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Date	(#)(1)	(2)

Donald G. Barger, Jr.	5/5/2004	9,000	0	$13.43	5/5/2009
	5/4/2005	9,000	0	$19.00	5/4/2010
	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	0	2,800	$48.84	5/7/2013
						5/2/2007	1,400	$32,676
						5/7/2008	1,000	$23,340
Frank J. Hansen	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	0	2,800	$48.84	5/7/2013
						5/2/2007	1,400	$32,676
						5/7/2008	1,000	$23,340
Raymond R. Hipp	5/4/2005	9,000	0	$19.00	5/4/2010
	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	0	2,800	$48.84	5/7/2013
						5/2/2007	1,400	$32,676
						5/7/2008	1,000	$23,340
Thomas M. McKenna	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
David D. Petratis	5/4/2005	9,000	0	$19.00	5/4/2010
	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	0	2,800	$48.84	5/7/2013
						5/2/2007	1,400	$32,676
						5/7/2008	1,000	$23,340
Diane K. Schumacher	5/4/2005	9,000	0	$19.00	5/4/2010
	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	0	2,800	$48.84	5/7/2013
						5/2/2007	1,400	$32,676
						5/7/2008	1,000	$23,340
Charles L. Szews	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	0	2,800	$48.84	5/7/2013
						5/2/2007	1,400	$32,676
						5/7/2008	1,000	$23,340
Richard L. Thompson	5/5/2004	9,000	0	$13.43	5/5/2009
	5/4/2005	9,000	0	$19.00	5/4/2010
	5/3/2006	9,000	0	$38.59	5/3/2011
	5/2/2007	3,600	0	$38.32	5/2/2012
	5/7/2008	0	2,800	$48.84	5/7/2013
						5/2/2007	1,400	$32,676
						5/7/2008	1,000	$23,340

(1)	Includes both restricted stock granted in 2007 and RSUs granted in 2008.

(2)	The market value of the shares or units that have not vested represents the product of the closing price of the Company’s stock as of December 31, 2008, which was $23.34, and the number of shares underlying each such award.

Option Awards Vesting Schedule
Grant Date	Vesting Schedule

5/5/2004	Fully vested in one year on 5/5/2005.
5/4/2005	Fully vested in one year on 5/4/2006.
5/3/2006	Fully vested in one year on 5/3/2007.
5/2/2007	Fully vested in one year on 5/2/2008.
5/7/2008	Fully vested in one year on 5/2/2009.

Restricted Stock Vesting Schedule
Grant Date	Vesting Schedule

5/2/2007	Cliff vests on 5/2/2010.

RSUs Vesting Schedule
Grant Date	Vesting Schedule

5/7/2008	Cliff vests on 5/7/2011.

COMPENSATION DISCUSSION & ANALYSIS

An Overview of our Executive Compensation Philosophy and Program

The quality of our senior executives is instrumental to our overall performance and the creation and retention of long-term stockholder value. To attract, retain and motivate high-performing executives with strong leadership abilities, we have developed an executive compensation program that strives to provide competitive pay, reward achievement of our Company’s financial and strategic objectives and align the interests of our executives with those of our stockholders. To achieve these objectives in 2008, we used a combination of compensation elements, including base salary, annual cash bonuses, and long-term incentives in the form of stock options, RSUs and cash bonuses, all of which are discussed in further detail below.

Our Compensation Committee regularly reviews our compensation practices and market trends in executive compensation to ensure we are accomplishing our compensation objectives. Annually, our Compensation Committee reviews and establishes the compensation and benefits of our named executive officers.

Our compensation philosophy for 2008 was that: (a) the target annual cash compensation (base salary and annual cash bonus) of our named executive officers be based on the 50th percentile of the competitive market; and (b) the total compensation opportunity for such officers be based on the 60th percentile of the competitive market. While we strive to ensure our compensation follows our compensation philosophy and objectives, our Compensation Committee believes it is important to maintain some flexibility to exercise its independent judgment in establishing compensation for our named executive officers.

Messrs. Pennypacker, Centanni, Morgan, Pagliara and Shull and Ms. Cornell, who are all listed in the 2008 Summary Compensation Table on page 36, are referred to herein as our named executive officers.

Executive Management Changes in 2008 and January 2009

In January 2008, Barry L. Pennypacker was appointed as our President and Chief Executive Officer. Mr. Pennypacker succeeded Ross J. Centanni, who had served in these capacities since our incorporation in 1993. Mr. Centanni was appointed to serve as Executive Chairman of the Board from January to May 2008 and then served in the role of Chairman Emeritus of the Board through his retirement in January 2009.

Effective August 25, 2008, Tracy D. Pagliara resigned from his transitional role, which he assumed in May 2008, as Vice President, Law and General Manager of our Compressor Division’s Americas operations to pursue other interests. Prior thereto, Mr. Pagliara served as the Company’s Executive Vice President, Administration, General Counsel and Secretary.

Role of Compensation Consultants

In 2008, our Compensation Committee retained Hewitt to evaluate and provide advice and counsel regarding our executive compensation program. At our Compensation Committee’s direction, Hewitt:

•	constructed, with the assistance of our Compensation Committee, a custom peer group consisting of 22 other publicly held industrial manufacturing companies with median annual revenues of $2.5 billion and a general industry group, as discussed in further detail below;

•	reviewed our named executive officers’ individual pay components and total compensation for competitiveness with the competitive pay data; and

•	evaluated and made recommendations regarding the compensation levels of our named executive officers, including our Executive Chairman/Chairman Emeritus and our Chief Executive Officer.

With respect to the compensation of our Executive Chairman and our Chief Executive Officer, Hewitt assessed the external competitiveness of each component of pay and total compensation package (viewed both from the perspective of relative value and mix of compensation elements). However, due to the limited market information for the Executive Chairman position, the Compensation Committee also retained Mercer, an independent compensation consultant, as an additional resource to evaluate and make recommendations regarding the compensation of our Executive Chairman.

Consistent with the recommendations of Hewitt and Mercer, the Compensation Committee determined that Mr. Centanni’s overall compensation package for his position as Executive Chairman, and then as Chairman Emeritus, should remain relatively consistent with his previous compensation level for his position as President and Chief Executive Officer except for certain reductions in his long-term incentives. In making this determination, our Compensation Committee considered market competitiveness and retention concerns, Mr. Centanni’s experience, tenure and knowledge of our Company and industry, his scope of responsibilities as compared to our other executives and his role in strategic transactions.

In determining Mr. Pennypacker’s compensation, our Compensation Committee considered general factors such as our compensation philosophy and market competitiveness, as well as Mr. Pennypacker’s experience, scope of responsibilities as compared to our other executives and growth opportunities. Mr. Pennypacker’s compensation includes: (1) an annual base salary of $650,000; (2) a target annual cash bonus of 80% of his base annual salary (with a maximum payout of 160%) subject to our achievement of performance goals established by our Compensation Committee each year; (3) eligibility for long-term cash bonuses, restricted stock and options pursuant to our Incentive Plan in accordance with our applicable compensation practices for executives; (4) eligibility to participate in our Excess Contribution Plan; (5) eligibility for Company-paid long-term care insurance; (6) eligibility to participate in other executive benefits such as annual tax planning and preparation services, estate planning services (every 5 years), executive retirement planning, annual executive physical and executive long-term disability insurance; and (7) other benefits generally available to our employees, such as health insurance and 401(k) matching. Mr. Pennypacker also received benefits under our full relocation program. Our Compensation Committee developed this compensation package to assist us in recruiting, retaining and providing growth incentives for Mr. Pennypacker to pursue our strategic objectives.

Role of Messrs. Centanni and Pennypacker

Annually, our Compensation Committee establishes the compensation of our named executive officers, including establishing their performance goals and bonus opportunities. In 2008, our Compensation Committee also held private discussions with both Mr. Centanni, who was then serving as our Executive Chairman, and Mr. Pennypacker, concerning the other named executive officers’ performance and their strengths and weaknesses. Our Compensation Committee took into account input from Messrs. Centanni and Pennypacker in setting the other named executive officers’ compensation and performance goals.

Benchmarking

Using the Hewitt report, our Compensation Committee reviewed the compensation practices at competitive companies to evaluate our executive compensation philosophy and compensation programs and awards. Hewitt conducted an external market study of compensation levels for eight senior executive management employees including our named executive officers. The review included the value and distribution of the following components of compensation: (a) base salary; (b) annual bonus or short-term incentives (actual and target); and (c) long-term incentives.

Hewitt compiled competitive pay data from a custom peer group and a general industry group. The primary information source used by Hewitt was their proprietary U.S. Total Compensation Measurement (“TCM”)

database. The TCM database was established in 1981 and contains: (a) competitive analysis on approximately 800 large industrial, financial and service organizations who participate annually in this compensation database; and (b) data on values and program design for all areas of total compensation for more than 300 executive and management positions. The custom peer group is listed below.

• A. O. Smith	• Ingersoll-Rand Company
• Ameron International Corporation	• ITT Industries, Inc.
• AMETEK, Inc.	• Joy Global Inc.
• BorgWarner Inc.	• Kennametal Inc.
• Briggs & Stratton Corporation	• Pactiv Corporation
• Cooper Industries, Ltd.	• Robbins & Myers
• Donaldson Company, Inc.	• Sauer-Danfoss Inc.
• Federal Signal Corporation	• Steelcase Inc.
• Flowserve Corporation	• Valmont Industries
• FMC Technologies, Inc.	• W.W. Grainger, Inc.
• Goodrich Corporation	• Walter Industries, Inc.

In comparing our compensation levels to our market, Hewitt used a general industry group comprised of approximately 100 companies in their TCM database, exclusive of retail, financial and utility companies, with median annual revenues of $1.9 billion. The general industry group was used to confirm the appropriateness of the custom peer group and to provide a comparison on a general industry basis.

We believe both the custom peer group and the general industry group are generally comparable to our Company, based on size, revenues and industry. Information from proxy data and private survey data was used to calculate the competitive pay data, benchmark the compensation practices of our Company and develop compensation projections and recommendations for each of our named executive officers for 2008.

To assist in determining our overall compensation program, Hewitt provided our Compensation Committee with information regarding the compensation levels and programs at the 50th and 60th percentiles for our custom peer group and general industry group. Hewitt advised our Compensation Committee that it was important in analyzing their results to note that a number of different internal and external factors determine appropriate levels of compensation. Such adjustment factors include time in position, experience, individual performance, organization hierarchy, desired pay mix, business impact, internal equity and relative values, affordability, future potential, retention and attraction concerns, and tax, accounting and securities law considerations. In addition, we believe that certain of our executive job responsibilities tend to be broader than traditional market reference points. As a result of combining responsibilities, these roles may warrant additional compensation.

As described above, our Compensation Committee aims to set each named executive officer’s target annual cash compensation (base salary and annual cash bonus) at the 50th percentile, and total compensation opportunity at the 60th percentile, of the competitive pay data.

New Compensation Philosophy for 2009

Our Compensation Committee annually reviews our compensation philosophy to ensure that it is aligned with our business strategies and objectives. In November 2008, our Compensation Committee discussed the appropriate executive compensation philosophy for the Company in light of our current size and strategic plan, market developments, the history of the Company’s executive compensation philosophy and market trends. In addition, the Compensation Committee retained Hewitt to perform a review of our compensation philosophy. Based on our Compensation Committee’s discussion and Hewitt’s review, our Compensation Committee elected to modify our existing executive compensation philosophy for 2009.

Our compensation philosophy for 2009 is to target: (a) annual cash compensation (base salary and annual cash bonus) of our named executive officers based on the 50th percentile of the competitive pay data; and (b) total compensation opportunity for such officers based on the 50th percentile of the competitive pay data. While we strive to ensure our compensation follows our compensation philosophy and objectives, our Compensation Committee believes it is important to maintain some flexibility to exercise its independent judgment in establishing compensation for our named executive officers. In addition to the 50th percentile market pay data, other factors will be considered when determining annual compensation including (but not limited to) overall years of experience, time in position, tenure with the Company, breadth of responsibilities, etc. Based on these factors, 2009 total compensation opportunity for our named executive officers could be +/- 15% of the 50th percentile of the competitive pay data.

Components of Named Executive Officer Compensation

To promote a balance between short-term profitability and sustainable long-term financial and operational performance, our executive compensation program provides a combination of incentives with varying payouts including:

•	Base salary;

•	Annual cash bonus;

•	Long-term incentives in the form of stock options, RSUs and cash bonuses; and

•	Retirement benefits and other perquisites.

The total compensation paid to our named executive officers in 2008, excluding retirement benefits and other perquisites, was comprised approximately of twenty-eight percent (28%) base salary, eighteen percent (18%) annual cash bonus and fifty-four percent (54%) long-term incentives. The breakdown in the composition of the total compensation package illustrates our emphasis on long-term growth and profitability. We believe our emphasis on long-term incentives encourages our named executive officers to act strategically to ensure our sustainable long-term performance and enhance overall stockholder value.

In addition, our named executive officers are also eligible to receive benefits under our various retirement savings plans, standard employee benefit plans and perquisites as further described below.

When determining each element of compensation, our Compensation Committee takes into account the other elements of compensation to ensure that, on an overall basis, the compensation paid or awarded to our named executive officers is consistent with the philosophy and objectives of our executive compensation program.

Annual Cash Compensation

Our annual cash compensation comprised of base salary and annual cash bonus for our named executive officers is targeted at the 50th percentile of the competitive pay data. The following is a summary of the components of our executive annual cash compensation.

Base Salary. In February 2008, our Compensation Committee established a base salary target for each named executive officer at approximately the 50th percentile of the competitive pay data. The goal in establishing the base salaries was to position our Company for future growth, to increase our compensation program’s competitiveness and to enhance our ability to attract and retain executives.

In 2008, our named executive officers received the following base salary increase:

Named Executive Officer	Percentage Increase in Base Salary

Barry L. Pennypacker	0.0	%(1)
Ross J. Centanni	0.0	%(2)
Helen W. Cornell	4.3	%(3)
T. Duane Morgan	5.2	%(3)
J. Dennis Shull	3.0	%(3)
Tracy D. Pagliara	10.0	%(4)

(1)	Mr. Pennypacker’s base salary was determined in an arms length negotiation when he was appointed as President and Chief Executive Officer in January 2008.

(2)	Mr. Centanni did not receive a base salary increase upon his appointment as Executive Chairman in January 2008. See page 50 for a description of Mr. Centanni’s compensation upon being appointed as Chairman Emeritus in May 2008.

(3)	Messrs. Morgan and Shull and Ms. Cornell each received merit increases in their base salaries consistent with market pay data.

(4)	Mr. Pagliara’s base salary was increased to better align his salary with the market pay data for chief administrative officers rather than general counsels.

Annual Cash Bonus. An annual cash bonus opportunity is awarded by our Compensation Committee pursuant to our Executive Annual Bonus Plan, referred to herein as our “Annual Bonus Plan.” Our Annual Bonus Plan furthers our goal of linking executive compensation to our performance and stockholders’ interests as a whole.

Pursuant to our Annual Bonus Plan, our Compensation Committee is required to establish, no later than 90 days after the beginning of each year, performance goals for such year based upon one or more of the following performance measures: (a) return on equity, assets, capital or investment; (b) pre-tax or after-tax profit, including net income, levels expressed in absolute dollars or earnings per share; and (c) operating cash flow or cash flow from operating activities. Performance goals may be identical for all participants or may be different to reflect more appropriate measures of individual performance. Performance goals must include a threshold level below which no award will be payable and a maximum award opportunity for each participant.

Our Compensation Committee in its discretion may adjust the method of calculating attainment of performance goals in recognition of:

•	Extraordinary or nonrecurring items;

•	Changes in tax laws;

•	Changes in generally accepted accounting principles or changes in accounting policies;

•	Charges related to restructured or discontinued operations;

•	Restatement of prior period financial results; and

•	Any other unusual, nonrecurring gain or loss that is separately identified and quantified in our financial statements.

In addition, notwithstanding the attainment of the performance goals, annual cash bonuses may be denied or adjusted by our Compensation Committee, in its sole judgment, based on its assessment of the respective named executive officer’s performance. However, notwithstanding the above, an annual cash bonus may not be adjusted upward, if such adjustment results in the Company’s ability to deduct executive compensation being limited under Section 162(m) of the Internal Revenue Code.

In February 2008, our Compensation Committee established the performance goals, as well as the threshold and maximum bonus opportunities for each of the named executive officers under the Annual Bonus Plan. Messrs. Pennypacker, Centanni and Pagliara, and Ms. Cornell’s performance goals were based on net income

(weighted at 60%) and operating cash flow (weighted at 40%) of our Company in 2008. Messrs. Morgan and Shull’s performance goals were based on their respective division’s adjusted operating income (weighted at 50%) and adjusted operating cash flow (weighted at 10%), as well as net income and operating cash flow of our Company (weighted at 24% and 16%, respectively) in 2008. The performance goals regarding a respective division’s adjusted operating earnings and adjusted operating cash flow are sometimes referred to herein collectively as the “Division Goals.” The performance goals regarding net income of the Company and operating cash flow of the Company are sometimes referred to herein as “Company Net Income Goal” and “Company Operating Cash Flow Goal,” respectively.

Operating cash flow is defined as our net cash provided by operating activities, excluding excess tax benefits from stock-based compensation. A division’s adjusted operating income is determined by adjusting the division’s operating income for a working capital charge based on the amounts of accounts receivable and inventories attributable to the division. A division’s adjusted operating cash flow is determined by adding the division’s depreciation, amortization, changes in receivables and changes in inventories to the division’s net income. Each division had to achieve a certain adjusted operating cash flow to be eligible to receive a bonus. If the division achieved the required adjusted operating cash flow, the amount of the adjusted operating cash flow bonus was paid based on the level of inventory turnover achieved.

Net income was set as a performance goal to reflect the effect of management’s performance on stockholder return. Operating cash flow was set as a performance goal to reflect the continued importance of cash flow in providing funds to pursue our growth strategies and accelerate our debt repayment.

In establishing the performance goals for Messrs. Morgan and Shull, our Compensation Committee included both corporate and division performance goals to provide incentives for divisional performance over which they exert the greatest degree of short-term control, while ensuring overall accountability to corporate performance. We believe this incentive helps solidify our corporate culture and ensure our business units are working for the greater good of our Company.

In 2008, the Compensation Committee set each named executive officer’s annual cash bonus at a target range of 45-100% of each respective officer’s base salary, which can be doubled to a maximum range of 200% for maximum performance and decreased to 40% of the target bonus opportunity for threshold performance. Bonus payments increase as performance levels increase. With respect to the 2008 annual cash bonus, the Compensation Committee established the following target percentage of base salary for our named executive officers:

Named Executive Officer	Target

Barry L. Pennypacker	80%
Ross J. Centanni	100%
Helen W. Cornell	60%
T. Duane Morgan	45%
J. Dennis Shull	45%
Tracy D. Pagliara	60%

The chart below summarizes the 2008 performance goals under our Annual Bonus Plan and our Company’s actual performance.

2008 ANNUAL BONUS PLAN: CORPORATE CRITERIA

		Threshold	Target	Maximum	Actual
Eligible Executive Officer	Criteria	(millions)	(millions)	(millions)	(millions)

All	Company Net Income Goal	$148.8	$175.1	$201.4	$192.4 (1)
	Company Operating Cash Flow
All	Goal	$186.3	$219.2	$252.0	$286.3
T. Duane Morgan	Fluid Transfer Division
	Division Operating Earnings	$64.2	$75.6	$86.9	$92.0
	Division Operating Cash Flow(2)		$80.4		$76.3
	Inventory Turns	4.5	4.6	4.7	4.6
J. Dennis Shull	Compressor Division
	Adjusted Operating Income	$50.2	$59.1	$68.0	$55.4
	Division Operating Cash Flow(2)		$57.5		$50.4
	Inventory Turns	4.6	4.7	4.8	4.2

(1)	Adjusted to exclude restructuring charges, expenses related to due diligence costs for an acquisition that did not occur, non-recurring expenses associated with the CompAir Holdings Ltd. (“CompAir”) acquisition and CompAir’s net loss for the period of October 20, 2008 through December 31, 2008. The Compensation Committee determined that the corresponding charges and losses were made for the betterment of the Company and not contemplated when the performance criteria was set.

(2)	Each division had to achieve a certain adjusted operating cash flow to be eligible to receive a portion of the bonus. If the division achieved the required adjusted operating cash flow, the amount of the adjusted operating cash flow bonus was paid based on the level of inventory turnover achieved.

In February 2009, our Compensation Committee evaluated and determined the degree to which the performance goals under the Annual Bonus Plan for 2008 had been met. To the extent actual performance falls between pay-out levels, the named executive officer is entitled to a pro-rata amount. Based on this analysis, our Compensation Committee awarded Messrs. Pennypacker, Centanni, Morgan, and Shull and Ms. Cornell annual cash bonuses of $933,352, $1,453,000, $258,971, $250,000, and $393,043, respectively. The Compensation Committee exercised its discretion to increase Mr. Shull’s annual cash bonus by approximately $67,891. This adjustment was based on Mr. Pennypacker’s recommendation and the Compensation Committee’s review of Mr. Shull’s performance and continued commitment to our Company. Mr. Pagliara’s participation in the Annual Bonus Plan ceased on his separation date. Pursuant to Mr. Pagliara’s Waiver and Release Agreement, he was entitled to payment of the amount that would have been otherwise payable under the 2008 Annual Bonus Plan ($366,122).

Special Bonus for Mr. Centanni. Our Compensation Committee granted a one-time lump-sum bonus of $500,000 to Mr. Centanni for assistance in the transition of the new President and CEO. This special bonus was included in Mr. Centanni’s Chairman Emeritus Agreement. For a further description of Mr. Centanni’s Chairman Emeritus Agreement, please see “Named Executive Officers Whose Employment Ended in 2008 and January 2009” on page 50.

Change in Control. Our Annual Bonus Plan contains a change in control provision that deems all outstanding bonus awards to be earned at the target performance goal level and requires us to make a prorated payment to each named executive officer after the effective date of the change in control. For a further description of the potential benefits in case of a change in control, please see the “2008 Potential Payments Upon Termination or Change in Control” discussion on page 45.

Long-Term Incentive Compensation

Under our Incentive Plan, designated employees are eligible from time to time to receive awards in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares or long-term cash bonuses, as determined by our Compensation Committee. Historically, awards granted pursuant to the Incentive Plan are granted annually at our February Board meeting, which occurs after the presentation of our annual financial results. The purpose of these awards is to promote our long-term financial interests by encouraging employees to acquire an ownership position in our Company and to provide incentives for specific employee performance. In selecting the recipients and the size and appropriate composition of long-term awards, our Compensation Committee considers each recipient’s opportunity for significant contribution to our future growth and profitability, without regard to his or her existing stock ownership.

For 2008, the long-term incentive allocation for our named executive officers was as follows:

This allocation is based on our named executive officers obtaining target performance on the 2008 long-term cash bonus opportunity under the Incentive Plan (“2008 L-T Bonus Opportunity”) and the fair market value of the options and RSUs on the date of grant.

Long-Term Equity Incentives. Equity incentives are a significant portion of our named executive officers’ total compensation because they encourage long-term focus on stockholder value and are directly and materially linked to performance that advances both the financial performance and profitable growth of our Company. In 2008, our named executive officers received equity incentives consisting of stock options and RSUs. We believe that providing combined grants of stock options and RSUs creates a better balance between risk and reward than stock options alone and further strengthens retention, reinforces incentives for performance and encourages an ownership position in our Company. We believe that the balance of long and short-term incentives and our use of different types of equity and cash compensation awards discourages our management from taking unreasonable risks.

Stock options encourage and motivate our named executive officers to increase stockholder value because options only have value when the price of our Common Stock increases over the stock option’s exercise price. Generally, stock options have an exercise price equal to the closing sale price of our Common Stock on the date of grant and become exercisable in one-third annual increments commencing on the one year anniversary of the option’s grant date.

In November 2007, our Compensation Committee compared the benefits of RSUs and traditional restricted stock awards to determine which type of equity compensation provided us with the best overall compensation tool. In particular, our Compensation Committee considered:

•	General characteristics of each award;

•	Administrative and accounting requirements;

•	Federal income tax implications; and

•	Voting and dividend rights.

In February 2008, our Compensation Committee decided to grant RSUs to our named executive officers rather than traditional restricted stock awards. RSUs are a contractual right to receive a specified number of shares or the value of a specified number of shares in the future. We believe RSUs provide the proper incentive for our executives to focus on sustaining the value of the Company for our stockholders since the value of the RSUs is the value of our stock three years after the grant. The RSUs granted to our named executive officers in 2008 vest at one time, three years from the date of grant. Because the holders of RSUs have no ownership rights, they do not have voting or dividend rights with respect to the RSUs. Our Compensation Committee awarded the following equity incentive awards to our named executive officers in 2008:

Named Executive Officer	Options	RSUs

Barry L. Pennypacker	30,000	30,000
Ross J. Centanni	18,000	9,700
Helen W. Cornell	10,900	4,500
T. Duane Morgan	5,600	2,300
J. Dennis Shull	6,600	2,700
Tracy D. Pagliara(1)	10,200	4,200

(1)	All of the options and RSUs granted to Mr. Pagliara, except 3,400 options which were scheduled to vest on February 18, 2009, were forfeited upon his separation date. The remaining 3,400 options, which were not exercised, were terminated on February 28, 2009 pursuant to Mr. Pagliara’s Waiver and Release Agreement.

The specific number of stock options and RSUs granted to the named executive officers was determined by our Compensation Committee, with the advice and counsel of Hewitt and with respect to the other named executive officers, the advice and counsel of Messrs. Centanni and Pennypacker, based upon the individual’s level of responsibility and a subjective judgment by our Compensation Committee of the executive’s contribution to the financial performance of our Company.

Long-Term Cash Bonus Awards. Under the Incentive Plan, our Compensation Committee may also grant long-term cash bonus awards to our named executive officers. Eligibility to receive a long-term cash bonus is tied to our achievement of performance targets over a pre-determined performance period, which historically has been three years. We structure our long-term cash bonuses to encourage the named executive officers to focus on achieving sustainable, long-term financial performance that is consistent with our strategic plan. In 2008, long-term cash bonuses made up 50% of the named executive officer’s long-term incentive opportunity.

Long-term cash bonuses are based on any one or more of the following performance measures:

•	Operating income;

•	Net income;

•	Earnings per share of our Common Stock;

•	Earnings before taxes;

•	Return on equity;

•	Cash flow; and

•	Total stockholder return.

We believe our long-term cash bonuses provide a strong incentive for our named executive officers to achieve our long-term strategic and financial performance goals that ultimately increase overall stockholder value. Our Incentive Plan permits such cash bonuses to be denominated in either cash or restricted stock awards. Historically, our Compensation Committee has paid such bonuses in cash because we believe paying these awards in cash appropriately balances the equity and cash components of our long-term compensation opportunities and awards our named executive officers for their successful attainment of our long-term goals. These long-term cash bonuses also encourage retention among our key executives.

In February 2008, our Compensation Committee granted a long-term cash bonus award opportunity to our named executive officers. The 2008 cash bonuses are tied to a compound growth rate of earnings before taxes (EBT) (subject to adjustment as provided under the Incentive Plan) for our industrial businesses which specifically excludes petroleum products during the three-year period January 1, 2008 through December 31, 2010. The threshold, target and maximum performance targets that must be met by the end of the performance period is based upon the following compound growth rates of EBT (as may be adjusted) for our industrial businesses (i.e., excluding petroleum products) over the performance period.

Threshold Performance	Target Performance	Maximum Performance

4%	8%	12%

Our Compensation Committee believes our specific performance targets are appropriately challenging and consistent with achieving our long-term growth and profitability objectives. In particular, the threshold, target and maximum levels are set so that the relative difficulty of achieving the target level is believed to be consistent from year to year. The specific performance targets for EBT (as may be adjusted) for our industrial businesses (i.e., excluding petroleum products) are considered competitively sensitive information and disclosure thereof would reveal our tactical operations, sales and marketing initiatives resulting in a significant disadvantage for us in the marketplace. Since we began granting long-term bonus award opportunities in 2001, we have achieved performance in excess of the maximum performance level five times and did not achieve target performance level one time.

Assuming that at least the threshold performance level is achieved, long-term cash bonuses are calculated by multiplying: (a) the product of (i) the respective named executive officer’s base salary (at the end of the performance period) by (ii) such officer’s respective base salary factor (as set forth below); by (b) the applicable payment opportunity achieved (i.e., threshold (50%), target (100%) or maximum (200%)) at the end of the three-year measurement period. With respect to the 2008 long-term cash incentive bonus that is potentially payable in 2011, the Compensation Committee established the following base salary factors for our named executive officers:

Named Executive Officer	Base Salary Factor

Barry L. Pennypacker	150%
Ross J. Centanni	135%
Helen W. Cornell	135%
T. Duane Morgan	75%
J. Dennis Shull	90%
Tracy D. Pagliara	115%

Our Compensation Committee determined the above base salary factors based on advice from Hewitt and with the intention that such factors would result in a cash bonus opportunity equaling approximately 50% of each respective named executive officer’s total long-term incentive award opportunity.

Our Compensation Committee believes growth in EBT provides an appropriate and objective measure of long-term performance in the operation of our business because it is closely tied to the creation and retention of stockholder value. The Compensation Committee’s objective is to set an achievable, yet challenging target (100% payout).

In February 2009, our Compensation Committee evaluated and determined the degree to which the criteria for long-term cash bonus award opportunities granted in 2006 to the then named executive officers under the Incentive Plan (the “2006 L-T Bonus Opportunity”) had been met. The criteria for bonus payouts under the 2006 L-T Bonus Opportunity was tied to the compound growth rate of EBT (as may be adjusted) for our industrial businesses (i.e., excluding petroleum products) during the period January 1, 2006 through December 31, 2008. The utilization of the threshold, target or maximum percentages depends upon the achievement of certain levels of compound growth rate of EBT during this three-year period, subject to adjustment as provided under the Incentive Plan. Based on its analysis of our achievement of the relevant performance level, our Compensation Committee awarded bonus payments in February 2009 to participating executives under the 2006 L-T Bonus Opportunity at approximately the maximum levels. Our Compensation Committee considered the current economic environment and discussed whether they should exercise their discretion to reduce the actual payouts under the 2006 L-T Bonus Opportunity. After reviewing our Company performance over the three-year period which far exceeded the 12% compound growth rate of EBT required for a maximum payout, our Compensation Committee determined that full payout was appropriate and equitable.

The chart below details the payouts under the 2006 L-T Bonus Opportunity for our named executive officers.

		Base Salary
Named Executive Officer	Base Salary	Factor	Results	Payout

Barry L. Pennypacker(1)	$650,000	150%	200%	$650,004
Ross J. Centanni(2)	$810,000	135%	300%	$2,430,000
Helen W. Cornell	$365,000	135%	200%	$985,500
T. Duane Morgan	$335,000	75%	200%	$502,500
J. Dennis Shull	$370,000	90%	200%	$666,000
Tracy D. Pagliara(3)	$340,000	115%	200%	$782,000

(1)	Mr. Pennypacker is eligible to receive one-third of his 2006 L-T Bonus opportunity.

(2)	Pursuant to our Incentive Plan, retirees are eligible to receive a prorated portion of the long-term cash bonus awards if, and to the extent, the financial conditions for those bonuses are met at the end of the requisite performance period. Mr. Centanni retired on January 2, 2009 and was eligible to receive a full 2006 L-T Bonus Opportunity.

(3)	Pursuant to Mr. Pagliara’s Waiver and Release Agreement, Mr. Pagliara was entitled to payment of the amount that would have been otherwise payable under the 2006 Long-Term Cash Bonus Opportunity if, and to the extent, the financial conditions for these bonus payments were met as of December 31, 2008.

Change in Control. The Incentive Plan contains a change in control provision that deems all long-term cash bonuses to be earned on a prorated basis of the target payment opportunity and accelerates the vesting of options, restricted stock and RSUs after the effective date of a change in control. For a further description of the potential benefits in case of a change in control, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 45.

Retirement Benefits

We also provide our employees, including our named executive officers, with various retirement benefits. Our retirement plans are designed to assist our employees, including our named executive officers, in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement plans is to attract and retain quality executives as these types of benefit plans are typically offered by our competitors.

Pension Plan. We maintain a Pension Plan and previously maintained a Supplemental Excess Defined Benefit Plan for the benefit of certain employees as defined in the Pension Plan. Effective November 1, 2006, we implemented certain revisions to the Pension Plan. Future service credits under the Pension Plan ceased effective October 31, 2006. All of our named executive officers except Mr. Pennypacker, are fully vested in our Pension Plan and Supplemental Excess Defined Benefit Plan. Mr. Pennypacker joined the Company after November 1, 2006 and will not receive any benefits under our Pension Plan.

Retirement Savings Plan. Our Retirement Savings Plan is a tax-qualified retirement savings plan. All full-time or eligible part-time U.S. employees, including the named executive officers, are eligible to participate in the Retirement Savings Plan. Employees may contribute from 1% to 100% of compensation tax deferred to the Plan up to the applicable IRS limit. We match employee contributions on the first 3% of employee compensation ($1 for each $1) and on the second 3% of employee compensation ($0.50 for each $1). The Company match is contributed in the form of our Common Stock. Participants may transfer out of our Common Stock to one of twenty investment funds at any time. Beginning November 1, 2006, employees at certain eligible locations also receive a non-elective Company contribution equal to the former Pension Plan credits. The non-elective Company contribution credits each employee’s account with 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit. For purposes of the non-elective Company contribution, total compensation is cash remuneration paid during the year by our Company to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for our named executive officers and the long-term cash bonus opportunity earned over the prior three-year period but paid in 2008. All employee and Company matching contributions are fully vested immediately and the non-elective Company contribution becomes fully vested after 3 years of employment. All named executive officers are fully vested in the non-elective Company contribution portion of the Retirement Savings Plan, except Mr. Pennypacker, who will fully vest on the third anniversary of his employment with the Company in January 2011.

Supplemental Excess Defined Contribution Plan. In addition to the Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including our named executive officers, are eligible to participate in the Excess Contribution Plan. This plan provides executives with a similar level of benefits afforded to all other employees who are not subject to the limitations imposed by the IRS on our tax qualified 401(k) plan. The named executive officers are also credited with a non-elective Company contribution of 12% of recognized compensation in excess of the IRS limit. Company matching contributions under the Excess Contribution Plan are contributed in the form of cash rather than our Common Stock. The Company non-elective contributions are also contributed in cash. The Excess Contribution Plan is funded by a Rabbi Trust. All employee and Company matching contributions are fully vested immediately and the non-elective Company contribution becomes fully vested after 3 years of employment. All named executive officers are fully vested in the non-elective Company contribution portion of the Excess Contribution Plan, except Mr. Pennypacker, who will fully vest on the third anniversary of his employment with the Company in January 2011.

Other Perquisites

Standard Employee Benefits. In addition to the compensation and retirement plans listed above, all of our U.S. employees, including our named executive officers, are eligible to receive health, dental, disability and life insurance coverage. Additionally, all employees are entitled to vacation, sick leave and other paid holidays. Our commitment to provide employees with these benefits recognizes our belief that the health and well-being of our employees directly impacts our overall success.

Perquisites. Our Compensation Committee believes that the perquisites we provide conform to our overall executive compensation program and assist in recruiting and retaining key executives. In general, the cost of these benefits constitutes a small portion of our named executive officers’ total compensation and we believe providing such perquisites are consistent with the pay practices of our custom peer group. The cumulative values of such perquisites are included in the “All Other Compensation” column of the 2008 Summary Compensation Table on page 36 and are individually accounted for in the “All Other Compensation Table” on page 37.

The following perquisites are offered to our named executive officers:

•	Annual tax planning and preparation services;

•	Estate planning services (once every five (5) years);

•	Executive retirement planning;

•	An annual executive physical (elective not mandatory);

•	Long-term disability insurance;

•	Executive long-term care insurance;

•	Matching charitable contributions; and

•	Relocation assistance, as appropriate.

The counseling and planning perquisites assist our named executive officers in managing their long-term financial viability and optimizing the value of our other compensation plans that ultimately benefits our Company.

Long-term disability insurance for all of our salaried, U.S. employees, contains a benefit of 66 2/3 of covered compensation up to a monthly maximum of $7,000. Our named executive officers are offered this same benefit with a monthly maximum of $15,000. The increased monthly maximum is more commensurate with our named executive officers’ salaries than our standard employee monthly maximum because the monthly maximum on our standard long-term disability insurance would not provide the same percentage of salary benefit to our named executive officers as it does our other employees. The additional long-term disability insurance is designed to achieve the replacement of income as compared to other Company employees as a percentage of pay should an unforeseeable injury or disability occur.

The long-term care insurance offered to our named executive officers is paid for over a ten-year period, provided the executive remains employed by our Company. The benefits under this policy include medical care at home and at a variety of healthcare facilities. The daily benefit is currently $300 per day and will increase over time with a cost of living adjustment.

We have long had a tradition of supporting charitable organizations in areas where our employees are located. To encourage our named executive officers to support charitable organizations, which best serve the educational, health, welfare, cultural, civic and social needs of the community, we have developed an Executive Matching Gift Program. We match charitable donations made by our named executive officers of up to $2,500 annually that are made to eligible organizations under our policy. However, there is no limit on the matching donations made by the Chief Executive Officer. Historically, the total matching contributions made by our Company on behalf of Mr. Centanni, our former Chief Executive Officer, during any calendar year have been less than $20,000.

We provide relocation assistance to move certain of our current employees and new hires, which covers most of the reasonable costs and expenses incurred by our employees during the move. Reasonable costs and expenses include items such as temporary living, trips between their prior home and the relocation city, costs associated with purchasing a new home, assistance with sale of their current residence, moving costs, a miscellaneous allowance of one month’s salary, and other approved reasonable expenses. During 2008, Mr. Pennypacker received relocation assistance which also included use of our contracted aircraft service for personal travel to and from his prior home during his relocation to Quincy, Illinois. Use of the aircraft service maximized Mr. Pennypacker’s time at our corporate headquarters in Quincy, Illinois as the closest commercial airport is at least a two-hour drive.

Security Ownership Requirements

We maintain stock ownership requirements for our nonemployee directors, executive officers and other key employees. Under these requirements, each nonemployee director is expected to maintain an equity interest in our Company equal to three (3) times his or her annual cash compensation, including compensation for Board and Committee meeting attendance, but excluding the value of equity compensation granted pursuant to the Incentive Plan or amounts we contributed on behalf of such director to our Phantom Stock Plan. The director ownership requirements are to be achieved by the end of the directors’ first three (3) years of service. These requirements also require that our Chief Executive Officer maintain an equity interest equal to five (5) times his annual base salary and each executive officer and corporate vice president maintain an equity interest in our Company equal to three (3) times their annual base salary. The management ownership requirements are to be achieved by the fifth anniversary of each individual’s appointment as an officer. Common Stock held directly by the director or officer or their respective immediate family members, and indirectly for the benefit of the director or officer in an IRA account, family trust, the Retirement Savings Plan and/or the related Excess Contribution Plan, are considered in determining compliance with these requirements. In the case of nonemployee directors, phantom stock units acquired through the director’s deferral of cash compensation are also considered in determining compliance with our stock ownership requirement. Failure to meet these requirements within the allotted time will be taken into consideration when evaluating the individual’s commitment to a continuing relationship with our Company. All directors and named executive officers, except Mr. Shull, are in compliance with our security ownership requirements. Mr. Shull was authorized to reduce his ownership in our Common Stock at the time he announced his intention to retire on January 2, 2009. Mr. Shull later elected not to retire and will increase his ownership to meet our security ownership requirements.

Stock Repurchase Program for Executive Officers and Nonemployee Directors

We terminated our Stock Repurchase Program for our executive staff and nonemployee directors in May 2008 and no repurchases were made under this program during 2008.

Change in Control Agreements

We are party to Change in Control Agreements, referred to herein as the “CIC Agreements,” with each of our named executive officers. For an executive to receive benefits under their CIC Agreement, two events must occur: (a) a change in control and (b) termination by the Company of the executive officer’s employment other than for “cause” or termination by the executive officer for “good reason,” as defined below. This two-prong requirement allows us and our executive officers to concentrate on our goals and the potential change in control without incurring any costs unless an executive officer is terminated. The CIC Agreements also prohibit the executive officer from disclosing confidential information and from soliciting our employees, customers or clients.

In 2008, our Compensation Committee retained Hewitt to do a market analysis of our CIC Agreements and external legal counsel to review our CIC Agreements in light of the new tax regulations and other legal developments. Our Compensation Committee reviewed the Hewitt report, recommendations from legal counsel, and the terms and conditions of our CIC Agreements in relation to the change in control provisions included in our Incentive Plan and Annual Bonus Plan. Following this review, our Compensation Committee determined that maintaining these agreements with certain revisions are in the best interest of the stockholders in light of our named executive officers’ knowledge and experience and the need for management continuity during a potential change in control. Our Compensation Committee believes our CIC Agreements encourage each of our named executive officers to continue to carry out their officer’s duties in the event of a possible change in control of our Company. For a further description of the potential benefits in case of a change in control, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 45.

Other

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility by public corporations of non-performance based compensation paid to specified executive officers. Our Compensation Committee endeavors to maximize deductibility of compensation by qualifying certain compensation as performance-based under Section 162(m) to the extent practicable while maintaining competitive compensation. However, our Compensation Committee does not strictly limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee believes that adopting such a policy would limit its ability to maintain flexibility in compensating named executive officers.

We believe all of the compensation paid to our named executive officers in 2008, including the compensation element of shares received under our Incentive Plan, qualified for deduction under the Code. While we currently believe any RSUs granted to the named executive officers will be deductible upon vesting, we cannot be certain of this since the deductibility depends upon the named executive’s compensation in the year of vesting and the value of the shares on the vesting date.

EXECUTIVE COMPENSATION TABLES

2008 SUMMARY COMPENSATION TABLE

The following table presents compensation paid to or earned by each of our named executive officers for the fiscal years ended 2008, 2007 and 2006. Our named executive officers are members of our executive management team who are required to be disclosed due to their overall compensation or position in our Company. We have not entered into any employment agreements, except the CIC Agreements discussed previously and under the “Potential Payments Upon Termination or Change in Control” discussed on page 45, with any of our named executive officers.

							Change in
							Pension
							Value &
						Non-	Nonqualified
						Equity	Deferred
						Incentive Plan	Compen-
				Stock	Option	Compen-	sation	All Other
Name and Principal			Bonus	Awards	Awards	sation	Earnings	Compen-
Position	Year	Salary	(1)	(2),(3)	(4),(5)	(6)	(7)	sation (8)	Total

Barry L. Pennypacker	2008	$618,332	$0	$311,331	$108,052	$1,583,356	$0	$387,339	$3,008,410
President & CEO
Ross J. Centanni	2008	$810,000	$500,000	$348,036	$274,968	$3,883,720	$25,923	$645,760	$6,488,407
(Former Chairman Emeritus, Executive	2007	$803,350		$771,120	$1,052,380	$3,582,134	$21,748	$455,328	$6,686,060
Chairman, President & CEO)	2006	$758,347		$627,620	$1,084,025	$2,550,625	$31,032	$94,598	$5,146,247
Helen W. Cornell	2008	$357,516	$0	$144,338	$136,537	$1,378,543	$10,976	$249,214	$2,277,124
Executive Vice	2007	$337,512		$92,404	$152,827	$1,104,000	$3,439	$141,646	$1,831,828
President, Finance & CFO	2006	$302,504		$52,571	$132,748	$658,125	$13,380	$66,145	$1,225,473
T. Duane Morgan	2008	$253,084	$0	$146,758	$105,385	$761,471	$723	$145,363	$1,412,784
Vice President & President Engineered Products Group
J. Dennis Shull	2008	$309,000	$0	$96,876	$89,773	$916,000	$16,846	$136,258	$1,564,753
Executive Vice President &	2007	$300,000		$62,475	$105,568	$656,730	$11,869	$113,396	$1,250,038
President Industrial Products Group	2006	$269,173		$140,680	$191,485	$487,500	$22,037	$53,600	$1,165,475
Tracy D. Pagliara	2008	$216,336	$0	$112,032	$87,760	$0	$4,308	$2,037,557	$2,457,993
(former Vice President, Law &	2007	$305,625		$69,408	$122,578	$975,000	$641	$133,349	$1,606,601
General Manager Compressor Division-Americas)	2006	$291,667		$42,057	$118,494	$607,500	$13,236	$68,360	$1,141,314

(1)	Mr. Centanni received a one-time bonus for assistance in the transition of the new President and CEO. For further discussion of this bonus, see page 28.

(2)	On February 18, 2008, Messrs. Pennypacker, Centanni, Morgan, Shull and Pagliara and Ms. Cornell were granted 30,000, 9,700, 2,300, 2,700, 4,200, and 4,500 shares of RSUs, respectively. The RSUs granted during 2008 cliff vest three years after the date of grant. Mr. Pagliara’s 2008 RSUs were forfeited on his separation date.

(3)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year indicated in accordance with SFAS 123(R), except no assumption for forfeitures was included. Because Messrs. Centanni and Shull are both retirement eligible, we are required pursuant to SFAS No. 123(R) to recognize a total compensation cost associated with their 2008 RSUs as of the grant date instead of ratably over the vesting period stated in the grant. The compensation reported reflects this treatment. See Note 15 “Stock-based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, regarding assumptions underlying valuation of equity awards.

(4)	On February 18, 2008, Messrs. Pennypacker, Centanni, Morgan, Shull, and Pagliara and Ms. Cornell were granted 30,000, 18,000, 5,600, 6,600, 10,200, and 10,900 stock options, respectively. The stock options granted during 2008 vest in one-third increments commencing on the one-year anniversary of the option’s grant date. Mr. Pagliara’s 2008 options were forfeited on his separation date, except 3,400 which were scheduled to vest on February 18, 2009. The remaining 3,400 options, which were not exercised, were terminated on February 28, 2009 pursuant to his Waiver and Release Agreement.

(5)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year indicated in accordance with SFAS 123(R), except no assumption for forfeitures was included. Because Messrs. Centanni and Shull are both retirement eligible, we are required pursuant to SFAS No. 123(R) to recognize a total compensation cost associated with their 2008 stock options as of the grant date instead of ratably over the vesting period stated in the grant. The compensation reported reflects this treatment. See Note 15 “Stock-based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, regarding assumptions underlying valuation of equity awards.

(6)	Reflects the aggregate amounts received under our Annual Bonus Plan and our Incentive Plan for the fiscal year indicated. For 2008, these amounts included: (a) awards under the 2008 Annual Bonus Plan to Messrs. Pennypacker, Centanni, Morgan, Shull and Pagliara and Ms. Cornell as follows: $933,352, $1,453,720, $258,971, $250,000, $0, and $393,043, respectively; and (b) the 2006 L-T Bonus Opportunity under our Incentive Plan for the three-year performance period beginning January 1, 2006 and ending on December 31, 2008, to Messrs. Pennypacker, Centanni, Morgan, Shull and Pagliara and Ms. Cornell as follows: $650,004 (pro-rata portion), $2,430,000, $502,500, $666,000, $0, and $985,500. Mr. Pagliara’s participation in the Annual Bonus Plan and the 2006 L-T Bonus Opportunity ceased on his separation date. Pursuant to Mr. Pagliara’s Waiver and Release Agreement, he was entitled to payment of the amount that would have been otherwise payable under the 2008 Annual Bonus Plan ($366,122) and 2006 L-T Bonus Opportunity ($782,000). These amounts are reported under “All Other Compensation.”

(7)	These amounts reflect the increase in the present value of the named executive officer’s Pension Plan benefits through December 31, 2006, which, because of the Pension Plan freeze, includes accruals through October 31, 2006. The Pension Plan is a cash balance plan. The change in pension value includes interest credits on the cash balance accounts at the assumed long-term interest rate of 6% per year through normal retirement age and the pay-related credits to the cash balance accounts for the year. The pay related credits were calculated at 4% of compensation up to the social security wage base and 8% above the social security wage base up to the annual IRS compensation limit.

(8)	Amounts under “All Other Compensation” reflect our Company contributions on behalf of each of the named executive officers to the Retirement Savings Plan and the related Excess Contribution Plan, premiums paid by the Company on behalf of each of the named executive officers under the Executive Long-Term Care Program, annual executive physicals, the premiums paid by us on behalf of the named executive officers for long-term disability insurance (the maximum benefits for named executive officers are different than other employees), tax planning and preparation services (with tax gross-up payments), matching charitable contributions, relocation expenses, and other special payments, as applicable, broken down as follows for fiscal years ended 2008, 2007 and 2006:

ALL OTHER COMPENSATION TABLE

		Retire-	Supplemental
		ment	Excess		Annual	Long Term	Tax	Matching	Special
		Savings	Contribution	LTC Plan	Executive	Disability	Planning	Charitable	Payments
Name	Year	Plan(1)	Plan(2)	Premiums	Physicals	Premiums	Fees(3)	Contribution	(4),(5),(6)	Total

Barry L. Pennypacker	2008	$17,933	$58,250	$0	$0	$918	$3,077	$2,000	$305,162	$387,339
Ross J. Centanni	2008	$22,615	$455,869	$20,820	$0	$1,323	$3,123	$800	$141,210	$645,760
	2007	$19,875	$400,353	$20,821	$0	$1,323	$4,206	$8,750		$455,328
	2006	$5,250	$44,276	$20,821	$804	$1,323	$5,000	$17,125		$94,599
Helen W. Cornell	2008	$18,255	$209,868	$13,059	$0	$918	$4,615	$2,500		$249,214
	2007	$16,538	$105,226	$13,059	$0	$1,323	$3,000	$2,500		$141,646
	2006	$4,500	$41,983	$13,059	$280	$1,323	$3,000	$2,000		$66,145
T. Duane Morgan	2008	$18,312	$104,051	$16,890	$593	$901	$4,615	$0		$145,363
J. Dennis Shull	2008	$17,166	$99,875	$10,834	$350	$918	$4,615	$2,500		$136,258
	2007	$16,350	$78,750	$10,834	$322	$1,323	$3,317	$2,500		$113,396
	2006	$4,737	$31,731	$10,834	$499	$1,299	$3,000	$2,500		$54,600
Tracy D. Pagliara	2008	$19,743	$163,548	$16,447	$0	$661	$5,869	$0	$1,831,289	$2,037,557
	2007	$16,350	$94,050	$16,447	$429	$1,323	$3,000	$1,750		$133,349
	2006	$6,750	$38,340	$16,447	$0	$1,323	$3,000	$2,500		$68,360

(1)	This column represents Company contributions in the Retirement Savings Plan. For further discussion of these contributions, see the Compensation Discussion & Analysis — Retirement Benefits on page 32.

(2)	Effective November 1, 2006, the Supplemental Excess Defined Benefit Plan was merged into the Excess Contribution Plan. Effective with the merger, the 12% Company contribution in excess of the IRS annual compensation is made to the Excess Contribution Plan. Year 2007 has more months when compared to Year 2006 for the 12% Company contributions to be made to the Excess Contribution Plan as necessary for the above named officers.

(3)	The tax planning fees also includes tax gross-up payments made on behalf of our each named executive officer as follows: Mr. Pennypacker received $1,077, Mr. Centanni received $1,093, Ms. Cornell received $1,615, Mr. Morgan received $1,615, Mr. Shull received $1,615, and Mr. Pagliara received $2,054 in 2008.

(4)	The special payments made to Mr. Pennypacker in 2008 consisted of: (a) $140,861 in benefits received under our relocation program; (b) $29,191 for tax gross-up payments to cover certain tax expenses related to relocation benefits; and (c) $135,110 in aggregate incremental costs for the use of our contracted aircraft service for personal travel to and from his prior home during his relocation to Quincy, Illinois. The calculation of the incremental cost of personal travel on Company aircraft includes the variable costs incurred as a result of personal flight activity: hourly charge, fuel variable charge and tax. It excludes the monthly management fees the Company is contractually obligated to pay over a fixed period of time. For further discussion of our relocation program, see the Compensation Discussion & Analysis — Other Perquisites on page 33.

(5)	Mr. Centanni was no longer eligible to participate in the Excess Contribution Plan as of June 1, 2008. The special payments made to Mr. Centanni in 2008 consisted of: (a) semi-monthly payments of the amount equal to what the Company’s contribution to the Excess Contribution Plan would have been if Mr. Centanni’s eligibility continued, totaling $77,963 and (b) payment in the amount of $63,247 for the projected loss Mr. Centanni incurred due to his inability to participate in the Excess Contribution Plan.

(6)	The special payments made to Mr. Pagliara in 2008 are pursuant to his Waiver and Release Agreement and include: (a) 72 weeks of salary equaling $510,000; (b) 18 months of COBRA payments equaling $18,167; (c) payment of the amount that would have been otherwise payable under the 2008 Annual Bonus Plan equaling $366,122; (d) payment of the amount that would have been otherwise payable under the 2006 L-T Bonus Opportunity equaling $782,000; (e) lump sum compensation for the loss of certain compensation under our Incentive Plan of $130,000; and (f) outplacement services of $25,000. For further discussion of Mr. Pagliara’s Waiver and Release Agreement, see page 51.

2008 GRANTS OF PLAN-BASED AWARDS

The following table presents grants of plan-based awards granted pursuant to our Incentive Plan during the fiscal year ended on December 31, 2008. The estimated future payouts under non-equity incentive plan awards are the long-term cash bonus award opportunity granted in 2008. While the actual award will be based on the ending base salaries of our named executive officers for 2009, the estimates provided in this table are calculated using the named executive officers’ current salaries as of January 1, 2009.

								All Other	All Other		Closing
								Stock	Option		Price of
								Awards:	Awards:	Exercise	Shares of
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Stock on	Grant Date
		Under Non-Equity			Under Equity Incentive			Shares of	Securities	Price of	Date of	Fair Value
		Incentive Plan Awards			Plan Awards			Stock or	Underlying	Option	Option	of Stock and
	Grant	Thres-		Maxi-	Thres-		Maxi-	Units	Options	Awards	Awards	Option
Name	Date	hold	Target	mum	hold	Target	mum	(#)(3)	(#)(4)	($/Sh)(4)	($/Sh)(4)	Awards(5)

Barry L. Pennypacker
ACB(1)	2/18/08	$208,000	$520,000	$1,040,000
RSU	2/18/08							30,000				$1,076,400
Options	2/18/08								30,000	$35.88	$35.88	$377,037
LTCBA(2)	2/18/08	$650,000	$1,300,000	$2,600,000
Ross J. Centanni
ACB(1)	2/18/08	$324,000	$810,000	$1,620,000
RSU	2/18/08							9,700				$348,036
Options	2/18/08								18,000	$35.88	$35.88	$226,222
LTCBA(2)	2/18/08	$810,000	$1,620,000	$3,240,000
Helen W. Cornell
ACB(1)	2/18/08	$87,600	$219,000	$438,000
RSU	2/18/08							4,500				$161,460
Options	2/18/08								10,900	$35.88	$35.88	$136,990
LTCBA(2)	2/18/08	$246,375	$492,750	$985,500

								All Other	All Other		Closing
								Stock	Option		Price of
								Awards:	Awards:	Exercise	Shares of
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Stock on	Grant Date
		Under Non-Equity			Under Equity Incentive			Shares of	Securities	Price of	Date of	Fair Value
		Incentive Plan Awards			Plan Awards			Stock or	Underlying	Option	Option	of Stock and
	Grant	Thres-		Maxi-	Thres-		Maxi-	Units	Options	Awards	Awards	Option
Name	Date	hold	Target	mum	hold	Target	mum	(#)(3)	(#)(4)	($/Sh)(4)	($/Sh)(4)	Awards(5)

T. Duane Morgan
ACB(1)	2/18/08	$60,300	$150,750	$297,000
RSU	2/18/08							2,300				$82,524
Options	2/18/08								5,600	$35.88	$35.88	$57,274
LTCBA(2)	2/18/08	$125,625	$251,250	$502,500
J. Dennis Shull
ACB(1)	2/18/08	$66,600	$166,500	$333,000
RSU	2/18/08							2,700				$96,876
Options	2/18/08								6,600	$35.88	$35.88	$82,948
LTCBA(2)	2/18/08	$138,750	$277,500	$555,000
Tracy D. Pagliara(6)
ACB(1)	2/18/08	$81,600	$204,000	$408,000
RSU	2/18/08							4,200				$150,696
Options	2/18/08								10,200	$35.88	$35.88	$104,321
LTCBA(2)	2/18/08	$109,125	$218,250	$436,500

ACB:	Amounts represent the range of possible payouts of the annual cash bonus tied to net income and operating cash flow over a 12-month performance period under our Annual Bonus Plan.

RSU:	Awards of restricted stock units under our Incentive Plan.

Options:	Stock option awards under our Incentive Plan.

LTCBA:	Amounts represent the range of possible payouts of the long-term cash bonus award that is tied to compound growth rate of EBT (as may be adjusted) over a three-year performance period under our Incentive Plan.

(1)	The 2008 annual cash bonus award is tied to net income and operating cash flow. For further discussion of these awards, see page 26.

(2)	The 2008 long-term cash bonus award is tied to the compound growth rate of EBT for our industrial businesses during the period January 1, 2008 through December 31, 2010. The utilization of threshold (50%), target (100%) or maximum (200%) percentages will depend upon the achievement of certain compound growth rates of EBT during this period, subject to adjustment as provided under the Incentive Plan. These percentages will be applied to participants’ base salaries multiplied by a base salary factor at the end of 2010 to determine the long-term cash bonus for the period, if any. The amounts listed as estimated future payouts are based on each executive’s 2008 salary while the actual payout will be based on each executive’s 2010 salary. For further discussion of these awards, see page 28.

(3)	RSUs granted pursuant to our Incentive Plan on February 18, 2008 to our named executive officers cliff vest three years from the date of grant. The restricted stock unit awardees are not entitled to dividends or to vote the shares of restricted stock while subject to the forfeiture restrictions.

(4)	Stock options granted pursuant to the Incentive Plan on February 18, 2008 vest in one-third annual increments commencing on the one-year anniversary of the option’s grant date and remain exercisable for a period of seven years from the date of grant. The exercise price of the 2008 stock options is equal to the market close price of our Common Stock as reported by the composite tape of the NYSE on February 15, 2008, which was $35.88 due to the fact that the 2008 stock options were granted on February 18, 2008, which was Presidents’ Day and the U.S. financial markets were closed.

(5)	Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with SFAS 123(R) except no assumption for forfeitures was included. The expected terms for options granted to certain executives that have similar historical exercise behavior were determined separately for valuation purposes. The grant date fair value of the option awards for Messrs. Pennypacker, Centanni and Shull and Ms. Cornell was $12.57 and for Mr. Pagliara was $10.23. The grant date fair value of the restricted stock unit grants, based on the closing price on the grant date, is $35.88. See Note 15 “Stock-based Compensation Plans”

of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, regarding assumptions underlying the valuation of such equity awards.

(6)	Mr. Pagliara’s participation in the Annual Bonus Plan and 2006 L-T Bonus Opportunity ceased on his separation date. Pursuant to Mr. Pagliara’s Waiver and Release Agreement, he was entitled to payment of the amounts that would have been otherwise payable under the 2008 Annual Bonus Plan and the 2006 L-T Bonus Opportunity. All of Mr. Pagliara’s options and RSUs that were granted in 2008, except 3,400 options which were scheduled to vest on February 18, 2009, were forfeited upon his separation. The remaining 3,400 options, which were not exercised, were forfeited on February 28, 2009.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Our named executive officers have been previously granted equity awards in the form of stock options, restricted stock awards and RSUs pursuant to our Incentive Plan. The following table presents information regarding outstanding stock options, restricted stock awards and RSUs as of December 31, 2008.

	Option Awards					Stock Awards
							Number
							of Shares	Market Value
		Number of	Number of				or Units	of Shares
		Securities	Securities				of Stock	or Units
		Underlying	Underlying				That	of Stock
		Unexercised	Unexercised	Option	Option		Have Not	That Have
		Options (#)	Options (#)	Exercise	Expiration	Grant	Vested	Not Vested
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Date	(#)	(1)

Barry L. Pennypacker	2/18/2008	0	30,000	$35.88	2/18/2015
						2/18/2008	30,000	$700,200
Ross J. Centanni(2)	2/21/2005	150,000	0	$20.09	2/21/2012
	2/20/2006	33,334	16,666	$30.58	2/20/2013
	2/19/2007	16,667	33,333	$35.70	2/19/2014
	2/18/2008	0	18,000	$35.88	2/18/2015
						2/20/2006	20,000	$466,800
						2/19/2007	21,600	$504,144
						2/18/2008	9,700	$226,398
Helen W. Cornell	3/6/2000	13,616	0	$8.81	3/6/2010
	2/26/2001	13,000	0	$9.85	2/26/2011
	2/25/2002	14,000	0	$9.98	2/25/2012
	2/24/2003	19,200	0	$8.84	2/24/2013
	2/23/2004	14,800	0	$14.51	2/23/2011
	2/21/2005	30,000	0	$20.09	2/21/2012
	2/20/2006	9,667	4,833	$30.58	2/20/2013
	2/19/2007	2,350	4,700	$35.70	2/19/2014
	2/18/2008	0	10,900	$35.88	2/18/2015
						2/20/2006	6,000	$140,040
						2/19/2007	3,050	$71,187
						2/18/2008	4,500	$105,030
T. Duane Morgan	2/20/2006	5,467	2,733	$30.58	2/20/2013
	2/19/2007	1,234	2,466	$35.70	2/19/2014
	2/18/2008	0	5,600	$35.88	2/18/2015
						2/20/2006	3,400	$79,356
						2/19/2007	1,600	$37,344
						2/18/2008	2,300	$53,682
J. Dennis Shull	2/20/2006	7,267	3,633	$30.58	2/20/2013
	2/19/2007	1,350	2,700	$35.70	2/19/2014
	2/18/2008	0	6,600	$35.88	2/18/2015
						2/20/2006	4,600	$107,364
						2/19/2007	1,750	$40,845
						2/18/2008	2,700	$63,018
Tracy D. Pagliara(3)	2/20/2006	7,734	3,866	$30.58	2/20/2013
	2/19/2007	1,567	1,567	$35.70	2/19/2014
	2/18/2008	0	3,400	$35.88	2/18/2015
						2/20/2006	4,800	$112,032

(1)	The market value of the stock awards represents the product of the closing price of the Company’s Common Stock as of December 31, 2008, which was $23.34, and the number of shares underlying each such stock award.

(2)	All of Mr. Centanni’s unvested options, restricted stock and RSUs vested upon his retirement on January 2, 2009.

(3)	In accordance with Mr. Pagliara’s Waiver and Release Agreement, all options, restricted stock and RSUs that would not vest on or before February 28, 2009, were terminated on August 25, 2008. Mr. Pagliara had until February 28, 2009 to exercise all vested options and options that would vest on or before February 28, 2009 or they would be forfeited. All options listed above for Mr. Pagliara were forfeited on February 28, 2009.

Option Awards Vesting Schedule
Grant Date	Vesting Schedule

3/6/2000	One-third vests each year on 3/6/2001, 3/6/2002 and 3/6/2003.
2/26/2001	One-third vests each year on 2/26/2002, 2/26/2003 and 2/26/2004.
2/25/2002	One-third vests each year on 2/25/2003, 2/25/2004 and 2/25/2005.
2/24/2003	One-third vests each year on 2/24/2004, 2/24/2005 and 2/24/2006.
2/23/2004	One-third vests each year on 2/23/2005, 2/23/2006 and 2/23/2007.
2/21/2005	One-third vests each year on 2/21/2006, 2/21/2007 and 2/21/2008.
2/20/2006	One-third vests each year on 2/20/2007, 2/20/2008 and 2/20/2009.
2/19/2007	One-third vests each year on 2/19/2008, 2/19/2009 and 2/19/2010.
2/18/2008	One-third vests each year on 2/18/2009, 2/18/2010 and 2/18/2011.

Stock Awards Vesting Schedule
Grant Date	Vesting Schedule

2/20/2006	Cliff vests on 2/20/2009.
2/19/2007	Cliff vests on 2/19/2010.

RSUs Awards Vesting Schedule
Grant Date	Vesting Schedule

2/18/2008	Cliff vests on 2/18/2011.

2008 OPTION EXERCISES AND STOCK VESTED

The following table presents the amounts each named executive officer received in 2008 upon exercise of options and the value realized upon the vesting of restricted stock awards. The value realized on the exercise of options and vesting of restricted stock does not account for the personal tax liability incurred by our named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise	on Vesting (#)	on Vesting

Barry L. Pennypacker	0	0	0	0
Ross J. Centanni(1)	476,400	$18,162,350	0	0
Helen W. Cornell(2)	10,384	$461,940	0	0
T. Duane Morgan	0	0	0	0
J. Dennis Shull(3)	21,000	$635,197	0	0
Tracy D. Pagliara(4)	10,000	$286,986	0	0

(1)	Mr. Centanni exercised 44,905 options on May 1, 2008, with an exercise price of $9.85 and sold with an average market price of $47.30; 25,095 options on May 2, 2008, with an exercise price of $9.85 and sold with an average market price of $47.82; 140,000 options on May 7, 2008, with an exercise price of $8.81 and sold with an average market price of $48.92; 44,000 options on May 7, 2008, with an exercise price of $9.98 and sold with an average market price of $48.86; 5,612 options on May 8, 2008, with an exercise price of $8.84 and sold with an average market price of $48.01; 25,000 options on May 8, 2008, with an exercise price of $9.98 and sold with an average market price of $48.15; 56,368 options on May 9, 2008, with an exercise price of $8.84 and sold with an average market price of $48.02; 35,420 options on May 12, 2008, with an exercise price of $8.84 and sold with an average market price of $48.17; 100,000 options on May 12, 2008, with an exercise price of $14.51 and sold with an average market price of $48.77.

(2)	Ms. Cornell exercised 10,384 options on June 6, 2008, with an exercise price of $8.81 and sold with an average market price of $53.30.

(3)	Mr. Shull exercised 21,000 options on May 15, 2008, with an exercise price of $20.09 and sold with an average market price of $50.30.

(4)	Mr. Pagliara exercised 5,022 options on May 12, 2008, with an exercise price of $20.09 and sold with an average market price of $47.83; and 4,978 options on May 22, 2008, with an exercise price of $20.09 and sold with an average market price of $49.76.

PENSION BENEFITS

We maintain a frozen Pension Plan and previously maintained a Supplemental Excess Defined Benefit Plan for the benefit of certain employees as defined in the frozen Pension Plan. We also maintain certain other pension plans in which our named executive officers do not participate.

Under the frozen Pension Plan, we credited 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit, annually to each individual’s account. For purposes of the frozen Pension Plan, total compensation is cash remuneration paid during the year by us to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for our named executive officers and the 2003 long-term cash bonus paid in 2006.

Benefits at retirement are payable, as the participant elects, in the form of a level annuity with or without survivorship or a lump-sum payment. We maintained the status of the frozen Pension Plan as a qualified defined benefit plan through sufficient contributions to a trust fund to meet the minimum requirements under the Internal Revenue Code.

Effective November 1, 2006, we implemented certain revisions to the frozen Pension Plan. Future service credits under the frozen Pension Plan ceased effective October 31, 2006. The accrued benefit was credited with interest that is equal to the rate on the 30 year constant maturity rates for December of the prior plan year. The participants’ accrued benefits under the frozen Pension Plan will not be less than the amount of each participant’s accrued and vested benefits as of October 31, 2006. If a participant is not fully vested in his or her accrued benefit under the frozen Pension Plan, the participant will continue to earn time toward vesting based on continued service.

In connection with the revisions to the frozen Pension Plan, we increased future Company contributions to certain Company-sponsored defined contribution savings plans, one of which is a qualified plan under the requirements of Section 401(k) of the Internal Revenue Code. The benefits provided to each executive officer are the same as they were under the frozen Pension Plan, meaning that we now credit the monies that would have been previously credited to the frozen Pension Plan to our Retirement Savings Plans.

Our Compensation Committee determined that the changes in the retirement benefits would provide advantages for both our Company and our employees. The change enabled us to reduce our long-term unfunded liabilities and gain better control over our retirement expense/cash flow volatility. The changes also provide greater benefits to our employees because they retain the same cash benefit they had with the frozen Pension Plan while gaining control over investment decisions and with the potential of obtaining greater investment growth opportunities. For 2008, employees’ accrued benefit under the frozen Pension Plan was increased with an annual interest credit of 6%.

We also maintained the Supplemental Excess Defined Benefit Plan. The Supplemental Excess Defined Benefit Plan is a nonqualified plan providing certain employees, including our named executive officers, frozen Pension Plan benefits that cannot be paid from a qualified, defined benefit plan due to provisions of the Internal Revenue Code. The Supplemental Excess Defined Benefit Plan provided our named executive officers with a credit of 12% of annual compensation in excess of the IRS annual compensation limit for 2006 of $220,000. Effective November 1, 2006, the Supplemental Excess Defined Benefit Plan was merged into the Supplemental Excess Defined Contribution Plan, and funded through a Rabbi Trust. Effective with the merger, the 12% Company contribution is made to the Supplemental Excess Defined Contribution Plan.

The following table presents individualized information for each named executive officer as of December 31, 2008, on the actuarial present value of the accumulated benefit under our frozen Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements and the number of years of credited service.

			Present
			Value of
		Number of Years	Accumulated
		Credited Service	Benefits	Payments During
Name	Plan Name	(#)(1)	(2),(3),(4)	Last Fiscal Year

Barry L. Pennypacker	Pension Plan	0	$0	$0
Ross J. Centanni	Pension Plan	28	$585,994	$0
Helen W. Cornell	Pension Plan	19	$248,105	$0
T. Duane Morgan	Pension Plan	3	$16,350	$0
J. Dennis Shull	Pension Plan	33	$380,807	$0
Tracy D. Pagliara	Pension Plan	7	$97,365	$0

(1)	Under the frozen Pension Plan, an individual is retirement eligible at age 55. Our frozen Pension Plan does not delineate between early retirement and retirement provided the individual meets the retirement eligibility requirements noted above. Mr. Pennypacker joined the Company after the Pension Plan was frozen and will not receive any benefits under our frozen Pension Plan. Messrs. Centanni, Morgan and Shull are currently retirement eligible. Mr. Centanni retired on January 2, 2009.

(2)	The frozen Pension Plan is a cash balance account and for financial reporting purposes all employees reaching retirement age are assumed to select a lump sum. Therefore, the Present Value of Accumulated Benefits as of December 31, 2008, is the present value of the anticipated lump sum benefit to be paid at normal retirement age. In determining the present value, the long-term interest crediting rate is assumed to be 6% and the discount rate is assumed to be 6.1%.

(3)	The elements of compensation included in determining benefits under the frozen Pension Plan include annual salary, annual bonus and long-term cash bonuses.

(4)	The benefits above will not be modified upon a change in control since all the participating named executive officers are vested.

2008 NONQUALIFIED DEFERRED COMPENSATION

In addition to the Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including our named executive officers, are eligible to participate in our Excess Contribution Plan. Eligible employees elect a deferral percentage under the Retirement Savings Plan at the time of enrollment in the Excess Contribution Plan or once per year in December for the following year. A separate election to defer from the annual bonus is made in June for the bonus payable the following year. Employees start contributing to the Excess Contribution Plan when they exceed the IRS pre-tax limits and the catch up limit for participants age 50 or over. The Company matches the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $0.50 for each $1. The Company match is contributed in the form of cash. Effective November 1, 2006, our named executive officers and certain other eligible executives receive a non-elective Company contribution of 12%, after they exceed the annual IRS compensation limit. Account balances from the former Supplemental Excess Defined Benefit Plan were merged into this Plan on November 1, 2006. All employee and Company matching contributions are fully vested immediately and the non-elective Company contribution becomes fully vested after three years (3) of employment. All named executive officers are fully vested in the non-elective Company contribution portion of the Excess Contribution Plan, except Mr. Pennypacker, who will fully vest on the third anniversary of his employment with the Company in January 2011.

The investment options available to our named executive officers under our Excess Contribution Plan are virtually the same as those offered to all of our employees under our Retirement Savings Plan. Because some investment options available under our Retirement Savings Plan are not available for our nonqualified plan, we have made similar investment options available to our nonqualified plan participants. The table below shows the funds available under the Excess Contribution Plan and their annual rate of return for the calendar year ended December 31, 2008, as reported by the administrator of the Retirement Savings Plan.

	Ticker	2008		Ticker	2008
	Symbol/	Rate of		Symbol/	Rate of
Investment Name	Index Type	Return	Investment Name	Index Type	Return

JP Morgan Core Bond Fund-Ultra	JCBUX	4.25	American Funds Euro Pacific Growth-R4	REREX	−40.56
American Funds Growth Fund of America-R5	RGAFX	−38.88	American Century Small Cap Value-Inv	ASVIX	−27.63
Dodge & Cox Stock	DODGX	−43.31	Columbia Mid Cap Value-Z	NAMAX	−41.64
JPMorgan Equity Index-Select	HLEIX	−37.05	JPMorgan Small Retirement 2010-Inst	JSWIX	−21.16
MFS International New Discovery-A	MIDAX	−29.27	JPMorgan Small Retirement 2015-Inst	JSFIX	−25.57
Dreyfus Mid Cap Index	PESPX	−36.45	JPMorgan Smart Retirement 2020-Inst	JTTIX	−28.79
JPMorgan Prime Money Market-Morgan	VMVXX	2.60	JPMorgan Smart Retirement 2030-Inst	JSMIX	−33.69
Baron Partners Fund	BPTRX	−46.67	JPMorgan Smart Retirement 2040-Inst	SMTIX	−34.59
Pennsylvania Mutual Fund-Inv	PENNX	−34.78	JPMorgan Smart Retirement Income-Inst	JSIIX	−17.98
Columbia Acorn Fund-Z	ACRNX	−38.55	Gardner Denver Common Stock	GDI	−29.27

The following table presenting the full amount of nonqualified deferred compensation accounts that we are obligated to pay each named executive officer, including the full amount of earnings for the fiscal year ended on December 31, 2008. This table does not include benefits under our tax-qualified retirement plans.

					Aggregate
	Executive	Company			Balance
	Contributions in	Contributions in		Aggregate	at Last
	Last FY	Last FY	Aggregate Earnings	Withdrawals/	FYE
Name	(1)	(1)	in Last FY	Distributions	(2)

Barry L. Pennypacker	$11,650	$58,250	$(9,304)	$0	$60,595
Ross J. Centanni	$20,250	$455,869	$(289,104)	$0	$5,183,777
Helen W. Cornell	$585,127	$209,868	$(599,647)	$0	$1,183,593
T. Duane Morgan	$174,898	$104,052	$(106,837)	$0	$373,655
J. Dennis Shull	$48,925	$99,875	$(490,359)	$0	$1,080,151
Tracy D. Pagliara	$152,384	$163,548	$(372,193)	$0	$756,181

(1)	Our named executive officers have all elected to defer a percentage of their annual salary and some of our named executive officers have elected to defer a percentage of their bonuses to our Excess Contribution Plan. Employees start contributing to the Excess Contribution Plan when they exceed the IRS pre-tax limits and the catch-up limit for participants age 50 or over. We match the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $0.50 for each $1. Our match is contributed as cash. Effective November 1, 2006, the named executive officers and certain other eligible executives receive a non-elective Company contribution of 12%, after they exceed the annual IRS compensation limit. Account balances from the former Supplemental Excess Defined Benefit Plan were merged into this Plan on November 1, 2006. All employee and Company matching contributions are fully vested immediately and all named executive officers, except Mr. Pennypacker, are fully vested in the non-elective Company contribution portion of the Excess Contribution Plan and the account balance that was transferred from our Supplemental Excess Defined Benefit Plan.

(2)	In the event of a change in control, each named executive would be entitled to a lump sum payment of all compensation previously earned. Any deferred compensation by the named executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment) shall be distributed six months or more after the date of the executive’s termination. The amount included is the ending balance of each named executive officer’s non-qualified Excess Contribution Plan account. In addition, the named executive officer’s would also be entitled to a lump sum payment under our qualified Retirement Savings Plan which they would be eligible to receive regardless of the reason for termination. See the Change in Control discussion below.

Potential Payments Upon Termination or Change in Control

General

Our Company does not have any special severance plans under which payments are made to any named executive officer other than the change in control agreements discussed below. In addition, none of our compensation plans provide benefits for voluntary or involuntary termination of an executive’s employment due to any reason other than a change in control, death, disability or retirement. We do maintain a separation plan for all employees and our named executive officers would be eligible to receive benefits under this plan that would be generally available to all employees who are similarly situated to our named executive officers in age, years of service, etc. All severance benefits provided to our named executive officers above the plan amounts are reviewed and approved by our Compensation Committee.

Executive Change in Control Agreements

We have entered into CIC Agreements with each of our named executive officers. Except as noted below, each CIC Agreement has substantially identical terms and is intended to encourage each of our named executive officers to continue to carry out their respective duties in the event of a possible change in control of the Company.

If, during the 24-month period following a Change in Control (as defined below), we terminate the named executive officer’s employment other than for Cause (as defined below) or the named executive officer terminates his or her employment with us for Good Reason (as defined below), the named executive officer will be entitled to receive:

•	accrued but unpaid base salary through the date of termination;

•	a severance payment of two times: (1) the named executive officer’s annual base salary; and (2) the target annual cash bonus amount for the previous year pursuant to our Annual Bonus Plan;

•	a pro-rata bonus for the year of termination calculated based upon the named executive officer’s target annual cash bonus amount for the previous year pursuant to our Annual Bonus Plan (provided the executive officer is not receiving such a pro-rata bonus under the Annual Cash Bonus Plan); and

•	continued medical, dental and life insurance benefits for a period of up to two years.

Our President and Chief Executive Officer, Mr. Pennypacker, and our Executive Vice President, Finance and Chief Financial Officer, Ms. Cornell, have entered into CIC Agreements with provisions similar to those above, except that: (1) the severance payment is equal to three times their respective (a) annual base salary and (b) target annual cash bonus amount for the previous year pursuant to our Annual Bonus Plan; and (2) the medical, dental and life insurance benefits continue for a period of up to three years.

The CIC Agreements also provide that the named executive officer may not compete with us, solicit our employees or disparage us for a period of two years following the date of termination, and the named executive officer is required to abide by the terms of their Executive Employee Nondisclosure Agreement, which prohibits the named executive officer from disclosing confidential information concerning our business for a period of ten years following the date of termination. If the named executive officer breaches these restrictive covenants, we are entitled to legal rights and remedies, including, but not limited to: (1) specific performance; (2) requiring the named executive officer to return all compensation and other benefits received by the named executive officer as the result of any action constituting the breach; or (3) ceasing the payments and benefits payable to the named executive officer under the CIC Agreement from the date of the breach. The cash amounts payable under the CIC Agreements will be paid in a single lump sum payment on the regularly scheduled payroll day immediately following the 30th day after the named executive officer’s termination.

The description of the CIC Agreements set forth above does not purport to be complete and is qualified in its entirety by reference to the forms of CIC Agreements attached as Exhibits 10.4 and 10.5 to the Current Report on Form 8-K filed by us with the SEC on November 10, 2008.

Long-Term Incentive Plan

Pursuant to the terms of our Incentive Plan, in the event of a Change in Control:

•	any stock appreciation rights which have not been granted in tandem with stock options will become exercisable in full;

•	the restrictions applicable to all shares of restricted stock and RSUs will lapse and such shares will be deemed fully vested and all restricted stock granted in the form of share units will be paid in cash;

•	all performance shares and long-term cash bonuses will be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards, and all performance shares granted in the form of share units will be paid in cash; and

•	any named executive officer who has been granted a stock option which is not exercisable in full will be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (1) in the event the Change in Control is the result of a tender or exchange offer for Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Compensation Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such portion of the stock option, or (2) in the event the Change in Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such portion of the stock option, as determined by the Compensation Committee at such time.

Pursuant to the terms of our Incentive Plan, in the event of death, disability or retirement:

•	any stock appreciation rights which have not been granted in tandem with stock options will become exercisable in full;

•	the restrictions applicable to all shares of restricted stock and RSUs will lapse and such shares will be deemed fully vested;

•	all performance shares and long-term cash bonuses will be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of the performance targets at the end of the performance period;

•	all options will vest immediately and be exercisable for the shorter of the expiration date or five years from the date of retirement or disability or one year from the date of death.

In the event of termination for any reason other than those listed above, all benefits under our Incentive Plan will terminate immediately.

The description of the Incentive Plan set forth above does not purport to be complete and is qualified in its entirety by reference to the Incentive Plan attached as Exhibit 10.1 to the Current Report on Form 8-K filed by us with the SEC on November 10, 2008.

Executive Annual Bonus Plan

Pursuant to the terms of our Annual Bonus Plan, immediately upon a Change in Control, the named executive officer will receive a prorated payment of the award payable under the Annual Bonus Plan at the target performance goal level and we will make a payment in cash to each named executive officer within ten days after the effective date of the Change in Control in the amount of such target award. The Annual Bonus Plan does not provide for any benefits upon termination for any reason other than a change in control. Our Compensation Committee retains the discretion to provide benefits under our Annual Bonus Plan for terminated employees.

The description of the Annual Bonus Plan set forth above does not purport to be complete and is qualified in its entirety by reference to the Annual Bonus Plan attached as Exhibit 10.3 to the Current Report on Form 8-K filed by us with the SEC on November 10, 2008.

Defined Terms

For purposes of the CIC Agreements, the Incentive Plan and the Annual Bonus Plan, “Change in Control” means the occurrence of any of the following:

•	any person acquires beneficial ownership of 20% of the combined voting power of our then-outstanding voting securities;

•	during any period of not more than two consecutive years, individuals who, at the beginning of such period, constitute our Board and any new directors whose election or nomination was approved by at least two-thirds of our directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease to constitute a majority of our Board;

•	our stockholders approve and we consummate a merger, other than: (1) a merger that would result in our voting securities immediately prior to such merger continuing to represent at least 50% of the combined voting power of all classes of our stock (or such surviving entity’s stock) outstanding immediately after such merger; or (2) a merger effected to implement a recapitalization of us in which no person acquires more than 50% of the combined voting power of our voting securities; or

•	our stockholders approve and we consummate a plan of complete liquidation or dissolution of us, or a sale of substantially all of our assets.

A Change in Control will not have occurred solely because any person acquired beneficial ownership of 20% or more of our outstanding voting securities as a result of our acquisition of voting securities which reduced the number of voting securities outstanding and increased the person’s number of shares proportionately owned.

For purposes of the CIC Agreements, “Cause” means:

•	the named executive officer’s willful and continued failure to substantially perform his or her reasonably assigned duties with us or our affiliates, which failure continued for at least 30 days after written demand for substantial performance was delivered to the named executive officer by us identifying the manner which we believe his or her duties have not been substantially performed;

•	the named executive officer’s breach of a fiduciary duty involving personal profit, commission of a felony or a crime involving fraud or moral turpitude, or material breach of any provision of the CIC Agreement; or

•	the named executive officer willfully engages in illegal conduct or gross misconduct which is materially and demonstrably injurious to us.

No act or failure to act on the part of the named executive officer will be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the action or omission was legal, proper, and in the best interests of us or our affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by our Board, the instructions of a more senior officer or the advice of counsel will be conclusively presumed to be done, or omitted to be done, by the named executive officer in good faith and in the best interests of us and our affiliates.

For purposes of the CIC Agreements, “Good Reason” means, unless the named executive officer has consented in writing, the occurrence after a Change in Control of any of the following events or conditions:

•	the actual assignment of any duties that would constitute a material diminution in the named executive officer’s position as in effect immediately prior to the Change in Control, including any material diminution in status, title, authority, duties or responsibilities or any other action which results in the same, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by us promptly after receipt of notice from the named executive officer;

•	a diminution of (5% or greater) in the named executive officer’s base salary;

•	we require the named executive officer to be based at any location that is a material change of more than forty miles from his or her regular place of employment immediately prior to the Change in Control;

•	following a Change in Control, unless a plan providing a substantially similar compensation or benefit is substituted: (1) the failure by us or our affiliates to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the named executive officer is participating prior to the Change in Control; or (2) the taking of any action by us or our affiliates which would adversely affect the named executive officer’s participation in or materially reduce his or her benefits under any of such plans or deprive him or her of any material fringe benefit;

•	following a Change in Control, the failure of us to obtain the assumption in writing of our obligation to perform the CIC Agreement by any successor to all or substantially all of the assets of us or such affiliate within 15 days after a reorganization, merger, consolidation, sale or other disposition of assets of us; or

•	any purported termination of the named executive officer’s employment by us which is not effected pursuant to a notice of termination satisfying the requirements of paragraph three of the CIC Agreement; and for purposes of the CIC Agreement, no such purported termination will be effective.

Change in Control Benefits

The following table quantifies the estimated payments and benefits that would be provided to certain named executive officers if they were terminated within 24 months of a Change in Control other than all accrued but unpaid base salary compensation due at termination. The accelerated vesting of equity compensation and payment of all long-term cash bonuses at the target level provided by the Change in Control provision of the Incentive Plan and the payment of all outstanding cash bonus awards at the maximum performance goal levels under the Change in Control provision of the Annual Bonus Plan will occur upon a change in control and do not require the termination of the named executive officer to receive benefits. The estimated payments are calculated as if a Change in Control had occurred during 2008 and the named executive officer was terminated on December 31, 2008.

						Payments of
		Value of			Payment of All	Annual
		Continued	Lump Sum	Accelerated	Outstanding	Bonus
	Payments of	Health,	Payment of	Vesting	Long-Term	Pro-rated at
	Annual	Dental &	all Deferred	of Equity	Cash Bonuses	Target
	Salary and	Life Insurance	Compen-	Compen-	at Target	Level
	Bonus	Benefits	sation	sation	Levels	(Bonus Plan)	Total
Name(1)	(CIC)(2)	(CIC)(3)	(4)	(LTIP)(5)	(LTIP)(6)	(7)	(8)

Barry L. Pennypacker	$2,730,000	$7,635	$60,595	$700,200	$1,104,980	$260,000	$4,863,410
Helen W. Cornell	$1,725,000	$7,283	$1,183,593	$316,257	$985,500	$210,000	$4,427,633
T. Duane Morgan	$731,600	$3,961	$373,655	$170,382	$397,500	$100,800	$1,777,898
J. Dennis Shull	$865,200	$4,481	$1,080,151	$764,770	$572,400	$123,600	$2,857,059

(1)	Messrs. Centanni and Pagliara are not included in this table because they are no longer eligible to receive change in control benefits under our CIC Agreements, Incentive Plan or Annual Executive Bonus Plan. For further discussion of the payments and benefits provided to these individuals upon their termination of employment with the Company, see Named Executive Officers Whose Employment Ended in 2008 and January 2009 set forth below.

(2)	Under the CIC Agreements, each of the listed named executive officers would be entitled to a severance payment of an amount equal to two times the named executive officer’s base salary and target Annual Bonus for the previous year, except for Mr. Pennypacker and Ms. Cornell who would be entitled to three times their respective base salary and target Annual Bonus for the previous year.

(3)	Each of the listed named executive officers would be entitled to continued medical, dental and life insurance benefits for two years, except Mr. Pennypacker and Ms. Cornell who would be entitled to three years of continued benefits. Our health and dental plans have historically been self-insured so we only pay a monthly administration fee for claims processing. We are unable to calculate the value of the continued health and dental insurance prospectively due to being self-insured. This amount is calculated based on the total annual life insurance premiums paid and our health and dental insurance administration fee for each such named executive officer as of December 31, 2008 for a full two-year or three-year period, as applicable. If the executive becomes re-employed with another employer and is eligible to receive medical, dental and/or life insurance benefits under another employer provided plan, these benefits will cease under the CIC Agreement.

(4)	Under our Excess Contribution Plan, each of the listed named executives would be entitled to a lump sum payment of all compensation previously earned and deferred by the executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). The amount included is the ending balance of the listed named executive officer’s non-qualified Excess Contribution Plan account. In addition, the named executive officers would also be entitled to a lump sum payment under our qualified Retirement Savings Plan, which they would be eligible to receive regardless of the reason for termination.

(5)	Pursuant to the Incentive Plan, upon a Change in Control, each of the listed named executive officer’s unvested restricted stock, RSUs and options would automatically vest. The value of the accelerated vesting of the options is calculated based on the difference between the strike price and the market close price on December 31, 2008. The value of the accelerated vesting of the restricted stock awards and RSUs is the market close price on December 31, 2008. See the 2008 Outstanding Equity Awards at Fiscal Year End table on page 40.

(6)	Pursuant to the Incentive Plan, upon a Change in Control, long-term cash bonus opportunities granted in 2006, 2007 and 2008 would be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards and the percentage would be applied to each such named executive officer’s 2008 annual salary.

(7)	Pursuant to the Annual Bonus Plan, upon a Change in Control, each named executive officer would be entitled to a prorated payment of the award payable at the target performance goal level.

(8)	This amount reflects the total amount each of the listed named executive officers would receive if he or she was eligible to receive change in control benefits under our CIC Agreements, Incentive Plan and Annual Bonus Plan. Under the CIC Agreements, the listed named executive officers are also entitled to accrued but unpaid base salary through the date of termination and a prorated bonus for the year of termination, calculated based upon the named executive officer’s target annual cash bonus amount for the previous year pursuant to our Annual Bonus Plan (provided the executive officer is not receiving such a pro-rata bonus under the Annual Cash Bonus Plan).

Benefits Upon Death, Disability or Retirement

The following table quantifies the estimated payments and benefits that would be provided to certain named executive officers if their employment was terminated due to death, disability or retirement. The estimated payments are calculated as if the termination due to death, disability or retirement had occurred on December 31, 2008. All employees are entitled to accrued but unpaid salary and unused vacation days at the time of termination.

			Payment of All
	Lump Sum	Accelerated	Outstanding
	Payment of	Vesting	Long-Term
	all Deferred	of Equity	Cash Bonuses
	Compen-	Compen-	at Target
	sation	sation	Levels
Name(1)	(2)	(LTIP)(3)	(LTIP)(4)	Total

Barry L. Pennypacker	$60,595	$700,200	$1,430,017	$2,190,812
Helen W. Cornell	$1,183,593	$316,257	$1,478,250	$2,978,100
T. Duane Morgan	$373,655	$170,382	$701,250	$1,245,287
J. Dennis Shull	$1,080,151	$764,770	$952,200	$2,797,121

(1)	Mr. Centanni is not included in this table because his actual retirement benefits are detailed below. Mr. Pagliara is not included in this table because he was not entitled to receive any such benefits on December 31, 2008 due to his separation earlier in 2008. For further discussion of the payments and benefits provided to these individuals upon their termination of employment with the Company, see Named Executive Officers Whose Employment Ended in 2008 and January 2009 set forth below.

(2)	Under our Excess Contribution Plan, each of the listed named executive officers would be entitled to a lump sum payment of all compensation previously earned and deferred by the named executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). This amount represents the ending balance of the listed named executive officer’s non-qualified Excess Contribution Plan account as of December 31, 2008. In addition, the named executive officers would also be entitled to a lump sum payment under our qualified Retirement Savings Plan, which they would be eligible to receive regardless of the reason for termination.

(3)	Pursuant to the Incentive Plan, upon termination due to death, disability or retirement, each of the listed named executive officer’s unvested restricted stock, RSUs and options would automatically vest. The value of the accelerated vesting of the options is calculated based on the difference between the strike price and the market close price on December 31, 2008. The value of the accelerated vesting of the restricted stock awards and RSUs is the market close price on December 31, 2008. See the 2008 Outstanding Equity Awards at Fiscal Year End table on page 40.

(4)	Pursuant to the Incentive Plan, upon termination due to death, disability or retirement, long-term cash bonus opportunities granted in 2006, 2007 and 2008 would be deemed to be earned on a prorated basis at the payment opportunity associated with the achievement of the performance targets at the end of the performance period. For the 2007 and 2008 long-term cash bonus opportunities, the amount included is the prorated basis at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards since we will not know the level of performance targets achieved until the end of each respective performance period.

Named Executive Officers Whose Employment Ended in 2008 and January 2009

Retirement of Mr. Ross J. Centanni

In connection with Mr. Centanni’s retirement as Executive Chairman and his role as Chairman Emeritus, we entered into a Chairman Emeritus Agreement, effective May 3, 2008. Mr. Centanni’s Chairman Emeritus Agreement provides that Mr. Centanni will serve as Chairman Emeritus until his retirement on January 2, 2009, and then as an independent consultant until June 30, 2009. Pursuant to the terms of this agreement, and subject to confidentiality and non-competition provisions therein, Mr. Centanni agreed to serve as Chairman Emeritus through January 2, 2009, and to provide up to 20 hours per week of managerial and advisory service through June 30, 2009. In exchange for those services, covenants and the execution of a Waiver and Release, Mr. Centanni received the following benefits as Chairman Emeritus until his retirement on January 2, 2009:

•	current monthly salary ($67,500) from May 2008 through January 2, 2009;

•	all benefits afforded the Company’s executive officers, including his annual bonus ($1,453,720) and the 2006 L-T Bonus Opportunity ($2,430,000);

•	a pro-rata share (based on service through January 2, 2009) of the 2007 and 2008 L-T Bonus Opportunity payments to be made in February 2010 and 2011, respectively, if and to the extent the conditions for these bonus payments are met, except continued employment on the payment date (assuming these bonuses are paid out at target, Mr. Centanni would receive $1,080,000 under the 2007 L-T Bonus Opportunity and $364,500 under the 2008 L-T Bonus Opportunity); and

•	a one-time lump-sum bonus for assistance in the transition of the new President and Chief Executive Officer ($500,000).

Except for the pro-rata 2007 and 2008 L-T Bonus Opportunity payments, all of the other payments set forth above were made to Mr. Centanni and included in the 2008 Summary Compensation Table.

Following his retirement, Mr. Centanni will receive the following benefits under the agreement:

•	a consulting fee of $50,000 per month until June 30, 2009; and

•	benefits under a Company retiree medical plan (Mr. and Mrs. Centanni would be covered by the Company’s standard retiree medical plan with a supplementary wrap around plan).

In determining the retirement package provided to Mr. Centanni, our Compensation Committee considered Mr. Centanni’s tenure and contributions to our Company and the retirement benefits offered pursuant to our various benefit plans, and the value of the legal representations and promises given by Mr. Centanni.

Separation of Mr. Tracy D. Pagliara

Mr. Tracy D. Pagliara, who was serving in a transitional role as Vice President, Law and General Manager of our Compressor Division’s Americas operations, resigned to pursue other interests, effective August 25, 2008. Prior to May 6, 2008, Mr. Pagliara had been serving as the Company’s Executive Vice President, Administration, General Counsel and Secretary. In connection with Mr. Pagliara’s separation, we entered into a Waiver and Release Agreement, effective August 26, 2008, with Mr. Pagliara. Pursuant to the terms of the agreement, and subject to confidentiality and non-solicitation provisions therein, Mr. Pagliara received the following benefits:

•	lump sum payment of seventy-two (72) weeks of salary ($510,000);

•	lump sum payment equivalent to eighteen (18) months of COBRA medical insurance premiums ($18,167);

•	continued vesting of options and restricted stock that were scheduled to vest in February 2009 (all stock options were forfeited in February 2009 and the value of the restricted stock on the vest date was $98,448);

•	payment of the amount that would have been otherwise payable under the 2008 Annual Bonus Plan ($366,122) and the 2006 L-T Bonus Opportunity ($782,000);

•	outplacement services ($25,000);

•	tax return preparation and planning services ($5,870); and

•	lump sum payment in lieu of any and all other future variable compensation, including but not limited to equity compensation and long-term cash bonus opportunities ($130,000).

All of the above payments were made to Mr. Pagliara and included in the 2008 Summary Compensation Table.

In determining the value of the separation package provided to Mr. Pagliara, the Compensation Committee evaluated Mr. Pagliara’s tenure and contributions to our Company and the value of the legal representations and promises given by Mr. Pagliara in the agreement.

PART IV: OTHER IMPORTANT INFORMATION

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We, and some brokers, household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders.

Once you have received notice from your broker or us that your broker or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account, or our Company if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account, or our Company if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement, or notify us that you do or do not wish to participate in householding, by sending a written request to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois, 62305 or by telephoning 217-222-5400.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 5, 2009.

This Proxy Statement and our 2008 Annual Report may be viewed online at www.ViewMaterial.com/GDI. If you are a stockholder of record, you can consent to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by telephone or via the Internet. If you hold your Common Stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to consent to this option. If you give your consent, in the future, we will notify you by U.S. Mail or electronic mail when stockholder materials are available over the Internet, and provide you with the Internet location where such materials are available (currently, www.ViewMaterial.com/GDI). If you have previously consented to electronic delivery of such documents, your consent will remain in effect until revoked, which you may do at any time by writing to our Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or our transfer agent, National City Bank, attention Shareholder Services Operations, Locator 5352, at P.O. Box 92301, Cleveland, Ohio 44101-4301. In addition, you may also request paper copies of any such communications at any time by writing to us or our transfer agent.

ADDITIONAL SEC FILING INFORMATION

Our Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through our website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at www.gardnerdenver.com.

GARDNER DENVER, INC.

Diana C. Toman
Secretary

March 13, 2009

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy/voting instruction card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy/voting instruction card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy/ voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy/instruction
touch-tone telephone:	cast your vote:	card in the postage-paid
1-888-693-8683	www.cesvote.com	envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on May 4, 2009 to be counted in the final tabulation.
If you hold shares in the Savings Plans, your telephone or Internet vote must be received by 6:00 a.m. Eastern Time on May 1, 2009.

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PROXY/VOTING INSTRUCTIONS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2009.

This proxy is solicited by the Board of Directors of Gardner Denver, Inc. and will be voted as directed, or, if no direction is indicated, will be voted FOR all nominees in Proposal 1 and FOR Proposal 2. The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2.

Proposal 1.
Election of Directors	☐ FOR ALL
Nominees:
(1) Barry L. Pennypacker	☐ WITHHOLD ALL
(2) Richard L. Thompson
☐ FOR All Except
To Withhold authority to vote for any individual nominee(s), mark “FOR All Except” and write the name of the nominee(s) on the line below.

Proposal 2.
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN
☐
By checking the box to the left, I consent to access future stockholder communications (e.g., annual reports, proxy statements, related proxy materials) electronically via the Internet, as described in the accompanying notice. I understand the Company may no longer distribute printed materials to me for any future stockholders meeting until such consent is revoked. I understand I may revoke my consent at any time by writing the Company’s transfer agent, National City Bank, or the Company and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

☐	I plan to attend the Annual Meeting.

Signature(s)	Date
Please sign exactly as name(s) appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

GARDNER DENVER, INC.
Annual Meeting of Stockholders
May 5, 2009, 1:30 p.m.
The Quincy Country Club
2410 State Street
Quincy, Illinois
This is your proxy. Your vote is important. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail your proxy card or vote by telephone or via the Internet.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 5, 2009.
Electronic Access to Future Documents Now Available.
This Proxy Statement and our 2008 annual report may be viewed online at www.ViewMaterial.com/GDI. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by telephone or via the Internet. If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your company common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time and/or request paper copies of any stockholder communications by notifying the Company’s transfer agent, National City Bank, or the Company in writing at the addresses below.
To give your consent to receive such materials electronically, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located on the reverse side of the attached proxy/voting instruction card when you vote by mail.
STOCKHOLDER INFORMATION

Corporate Offices	Transfer Agent and Registrar

Gardner Denver, Inc.	National City Bank, Dept. 5352
1800 Gardner Expressway	Corporate Trust Operations
Quincy, IL 62305-9364	P.O. Box 92301
Telephone: (217) 222-5400	Cleveland, OH 44193-0900
E-mail address:	Toll-free Telephone: (800) 622-6757
CorporateSecretary@gardnerdenver.com	E-mail address:
shareholder.inquiries@nationalcity.com

News Releases

News releases, including quarterly earnings releases, are available by visiting our website at www.gardnerdenver.com.
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The undersigned, having received the Notice and Proxy Statement for the Annual Meeting of Stockholders, hereby appoints each of Helen W. Cornell and Jeremy T. Steele as the true and lawful attorneys-in-fact, agents and proxies (with full power of substitution) to represent the undersigned and to vote at the Annual Meeting of Stockholders of the Company, to be held at The Quincy Country Club, 2410 State Street, Quincy, Illinois on Tuesday, May 5, 2009 at 1:30 p.m., local time, and any and all adjournments of the Meeting, in the manner specified, with respect to all shares of Common Stock of Gardner Denver, Inc. which the undersigned is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the meeting and any adjustment thereof. The undersigned also hereby directs JPMorgan Chase Bank, N.A. (“JPMorgan”), as trustee, to represent the undersigned and to vote at such Meeting, and any and all adjournments of the Meeting, in the manner specified, with respect to all shares of Common Stock to which the undersigned, as a participant in the Gardner Denver, Inc. Retirement Savings Plan (and the Gardner Denver Supplemental Excess Defined Contribution Plan) (the “Savings Plans”), is entitled to direct the voting. Such representation and voting shall be according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the matters set forth on the front page of this proxy/voting instruction card, as more fully described in the Notice and Proxy Statement.
Should any other matter requiring a vote of the stockholders arise, the proxies named above are authorized to vote in accordance with their discretion. The Board of Directors is not aware of any matter which is to be presented for action at the meeting, other than as set forth on this card.
THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AND DEEMED AN INSTRUCTION TO JPMORGAN TO VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO INSTRUCTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED IN THE SAME PROPORTION (FOR OR AGAINST) AS THE SHARES HELD IN THE SAVINGS PLANS FOR WHICH INSTRUCTIONS ARE RECEIVED.
Shares of Common Stock held in the Savings Plans will be voted by JPMorgan as trustee of the Savings Plan. Voting instructions to JPMorgan regarding your Savings Plans shares must be received by 6:00 a.m. Eastern Time on May 1, 2009. Such voting instructions can be made in the same manner as other shares of Common Stock are voted by proxy (i.e., by returning the proxy card by mail or voting by telephone or via the Internet). After May 1, 2009, all Savings Plans shares for which voting instructions have not been received will be voted by JPMorgan in the same proportion (for or against) as the shares held in the Savings Plans for which instructions are received.